Exhibit 10.1


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN


                            SCIENTIFIC-ATLANTA, INC.
                                       AND
                        BLONDER TONGUE LABORATORIES, INC.


                                  March 1, 1998

                                TABLE OF CONTENTS

BACKGROUND..................................................................  1

ARTICLE I - SALE AND PURCHASE OF ASSETS.....................................  1
                1.1      Agreement to Sell..................................  1
                1.2      Assets Retained by Seller..........................  2
                1.3      Agreement to Purchase..............................  2
                1.4      Assumption of Liabilities..........................  3
                1.5      Liabilities Retained by Seller.....................  3
                1.6      Cross License to Seller............................  4

ARTICLE II - PURCHASE PRICE ................................................  4
                2.1      Purchase Price.....................................  4
                2.2      Escrow Agreement...................................  5
                2.3      Tax Allocation of Purchase Price...................  5
                2.4      Proration of Taxes.................................  5
                2.5      Disclosures........................................  5
                2.6      Definitions........................................  6

ARTICLE III - CLOSING.......................................................  6
                3.1      Closing............................................  6
                3.2      Items to be Delivered at Closing...................  6
                3.3      Third Party Consents...............................  8
                3.4      Supply Agreement and Purchasing Arrangements.......  8

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER ......................  9
                4.1      Organization.......................................  9
                4.2      Foreign Qualifications; Trade Names................  9
                4.3      Ability to Carry Out Agreement.....................  9
                4.4      Validity of Agreement - Authority..................  9
                4.5      Permits and Licenses............................... 10
                4.6      Compliance with Laws............................... 10
                4.7      Liabilities and Obligations........................ 10
                4.8      Title to and Condition of Certain Tangible
                         Physical Assets.................................... 10
                4.9      Tax Returns and Taxes.............................. 11
                4.10     Joint Venture Parties.............................. 11
                4.11     Status of Contracts................................ 11
                4.12     Notice of Changes or Events........................ 11
                4.13     Insurance.......................................... 12
                4.14     Litigation......................................... 12
                4.15     Books and Records; Backlog......................... 12
                4.16     Intellectual Property Rights....................... 12
                4.17     Inventory.......................................... 13
                4.18     Review of Documents................................ 13
                4.19     Intellectual Property.............................. 14
                4.20     Environmental Matters.............................. 15
                4.21     Backlog............................................ 16
                4.22     Warranty Claims; Warranty Reserves................. 16
                4.23     Products Liability................................. 17
                4.24     Other Information.................................. 17

                4.25     Customers.......................................... 18
                4.26     Suppliers.......................................... 18

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER..................... 18
                5.1      Organization....................................... 18
                5.2      Ability to Carry Out Agreement..................... 18
                5.3      Authority of Purchaser............................. 19
                5.4      Litigation Affecting Purchaser..................... 19
                5.5      Purchaser Securities............................... 19
                5.6      Liabilities and Obligations........................ 19

ARTICLE VI - NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
             COVENANTS...................................................... 19
                6.1      Survival........................................... 19

ARTICLE VII - INDEMNIFICATION............................................... 19
                7.1      Indemnification by Seller.......................... 19
                7.2      Indemnification by Purchaser....................... 20
                7.3      Claims for Indemnification......................... 21
                7.4      Defense by the Indemnifying Party.................. 21
                7.5      Payment of Indemnification Obligation.............. 22
                7.6      Limitations on Indemnification..................... 22
                7.7      Backlog Indemnification............................ 22

ARTICLE VIII - INSPECTION PERIOD; COVENANTS................................. 23
                8.1      Purchaser's Inspection............................. 23
                8.2      Walk-Away Right.................................... 23
                8.3      No Solicitation.................................... 23
                8.4      Taxes.............................................. 24
                8.5      Relationships with Suppliers....................... 24
                8.6      Discussions with Customers and Suppliers........... 24

ARTICLE IX - CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS ON THE
             CLOSING DATE................................................... 24
                9.1      Representations and Warranties..................... 24
                9.2      No Changes......................................... 25
                9.3      Closing Certificate................................ 25
                9.4      Consents........................................... 25
                9.5      No Injunction...................................... 25
                9.6      Absence of Litigation.............................. 25
                9.7      [Intentionally Left Blank]......................... 25
                9.8      Supply Agreement................................... 25
                9.9      Settlement Agreement............................... 25
                9.10     Transition Services Agreement...................... 25
                9.11     Other Conditions................................... 26

ARTICLE X - CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS ON THE
            CLOSING DATE.................................................... 26
               10.1     Closing Certificate................................. 26
               10.2     Compliance with Obligations......................... 26
               10.3     Consents............................................ 26
               10.4     No Injunction....................................... 26

               10.5      Absence of Litigation.............................. 26
               10.6      Board Approval..................................... 27

ARTICLE XI - ACTIONS AND CONDUCT PRIOR TO CLOSING........................... 27
               11.1      HSR Act Compliance................................. 27
               11.2      Conduct of Business................................ 27
               11.3      Employee Interviews................................ 28

ARTICLE XII - POST CLOSING COOPERATION, TECHNICAL SUPPORT................... 28
               12.1      Use of Seller's Name and Logo During Transition
                           Period........................................... 28
               12.2      Customer Notification; Assistance.................. 29
               12.3      Other Transition Support........................... 29
               12.4      Financial Statements............................... 30
               12.5      Dismissal of Pending Action........................ 30

ARTICLE XIII - PROPRIETARY RIGHTS, NON-DISCLOSURE AND NON-COMPETITION ...... 30
               13.1      Non-Disclosure..................................... 30
               13.2      Non-Competition.................................... 31
               13.3      Remedies........................................... 31
               13.4      Severability....................................... 31

ARTICLE XIV - RISK OF LOSS.................................................. 32
               14.1      Risk of Loss....................................... 32

ARTICLE XV - BROKERS AND FINDERS............................................ 32
               15.1      Finder's Fees...................................... 32

ARTICLE XVI - EXPENSES...................................................... 32
               16.1      Expenses........................................... 32

ARTICLE XVII - BULK TRANSFER LAWS........................................... 32
               17.1      Bulk Transfer Laws................................. 32

ARTICLE XVIII - FURTHER ASSURANCES.......................................... 32
               18.1      Further Assurances................................. 32

ARTICLE XIX - PUBLICITY..................................................... 32
               19.1      Publicity.......................................... 32

ARTICLE XX - NOTICES........................................................ 33
               20.1      Notices............................................ 33

ARTICLE XXI - TERMINATION................................................... 34
               21.1      Termination........................................ 34
               21.2      Procedure and Effect of Termination................ 34
               21.3      Limitation on Damages for Wrongful Failure
                           to Close ........................................ 34
               21.4      Disputes........................................... 35

ARTICLE XXII - GENERAL...................................................... 35
               22.1      Governing Law...................................... 35
               22.2      Jurisdiction....................................... 35

               22.3      No Waiver.......................................... 35
               22.4      Entire Agreement................................... 35
               22.5      Counterparts....................................... 35
               22.6      Definitions........................................ 35
               22.7      Headings........................................... 35
               22.8      Severability....................................... 35
               22.9      Amendment and Modification......................... 35
               22.10     Mail Received after Closing........................ 35


EXHIBITS:

   Exhibit 1.2           Retained Assets........................................1.1(c), 1.2, 2.5, 3.2(a)
   Exhibit 1.4           Assumption Agreement........................................................1.4
   Exhibit 2.1(a)        Warrant..............................................................2.1(a)(ii)
   Exhibit 2.2           Escrow Agreement............................................................2.2
   Exhibit 2.6(b)        Adjustments.............................................2.6(b), 4.24(c), 8.2(d)
   Exhibit 2.6(e)        Products.................................................................2.6(e)
   Exhibit 3.2(a)(i)     Bill of Sale..........................................................3.2(a)(i)
   Exhibit 3.2(a)(v)     Reseller Agreement....................................................3.2(a)(v)
   Exhibit 4.3           Knowledge......................................................2.5, 3.2(a), 4.3
   Exhibit 4.8           Summary of Tangible Physical Assets Owned by the Seller ....................4.8
   Exhibit 4.11          Status of Contracts........................................................4.11
   Exhibit 4.12          Notice of Changes or Events................................................4.12
   Exhibit 4.16          Intellectual Property Rights...............................................4.16
   Exhibit 4.17          Summary of Inventory.......................................................4.17
   Exhibit 4.20          Environmental Matters.........................................2.5, 3.2(a), 4.20
   Exhibit 4.21          Summary of Backlog.................................................4.21, 8.2(b)
   Exhibit 4.22          Warranties.................................................................4.22
   Exhibit 4.24(a)       Bookings........................................................4.24(a), 8.2(a)
   Exhibit 4.24(b)       Net Sales.......................................................4.24(b), 8.2(c)
   Exhibit 4.24(c)       Gross Profit.......................................2.5, 3.2(a), 4.24(c), 8.2(d)
   Exhibit 4.24(d)       Manufacturing Information..................................2.5, 3.2(a), 4.24(d)
   Exhibit 4.24(e)       Cost of Goods Sold.........................................2.5, 3.2(a), 4.24(e)
   Exhibit 4.24(f)       Sales, Bookings, and Ending Backlog Forecast............................4.24(f)
   Exhibit 4.25          Customers..................................................................4.25
   Exhibit 7.3           Certain Covenants...........................................................7.3
   Exhibit 7.6(c)        Other Remedies..............................................................7.6
   Exhibit 8.5(a)        Materials and Components - Five Years..........................2.5, 3.2(a), 8.5
   Exhibit 8.5(b)        Materials and Components - One Year............................2.5, 3.2(a), 8.5
   Exhibit 9.8           Supply Agreement............................................................9.8
   Exhibit 9.9           Settlement Agreement........................................................9.9
   Exhibit 9.10          Transition Services Agreement      ........................................9.10
   Exhibit 11.2          Conduct of Business........................................................11.2
   Exhibit 12.1          Licensed Marks..........................................2.5, 3.2(a), 4.19, 12.1

DEFERRED DISCLOSURE EXHIBIT

   Section 4.7-1         Current Financial Statements...................................2.5, 3.2(a), 4.7
   Section 4.7-2         Historical Financial Statements................................2.5, 3.2(a), 4.7
   Section 4.8           Listing of Tangible Physical Assets Owned by the Seller ....................4.8
   Section 4.17          Inventory .................................................................4.17
   Section 4.18(a)       Contracts.......................................1.4(a), 1.4(b), 1.5(a), 4.18(a)
   Section 4.18(b)       Insurance...............................................................4.18(b)
   Section 4.18(c)       Individual Refundable Deposits and "Other Assets".......................4.18(c)
   Section 4.18(d)       Outstanding Loans or Advances by the Seller.............................4.18(d)
   Section 4.18(f)       Intellectual Property..................................1.6, 4.16, 4.18(f), 4.19
   Section 4.18(g)       Licenses and Permits....................................................4.18(g)
   Section 4.18(h)       Governmental Claims.....................................................4.18(h)
   Section 4.18(i)       Employees...............................................................4.18(i)
   Section 4.20          Environmental Matters......................................................4.20
   Section 4.21          Backlog by Product Family; Orders Comprising Backlog.......................4.21
   Section 4.22          Warranty Claims............................................................4.22
   Section 4.24(a)       Bookings by Product Family.................................2.5, 3.2(a), 4.24(a)
   Section 4.24(b)       Sales With Customer Information.........................................4.24(b)
   Section 4.24(e)       Cost of Goods Sold by Product Family....................................4.24(e)
   Section 4.24(f)       Forecasting by Product Family...........................................4.24(f)
   Section 4.25          Additional Customer Information............................................4.25
   Section 4.26          Supplier Information..........................................2.5, 3.2(a), 4.26

INDEX of DEFINITIONS:

                                                                     Defined in
Term                                                                  Section
----                                                                 ----------

Additional Documentation....................................................8.1
Addressable Transmitters.................................................1.1(c)
Agreement..............................................................Recitals
Assets...................................................................1.1(c)
Assumed Liabilities.........................................................1.4
Assumed Warranty Claims..................................................1.4(b)
Average Price........................................................2.1(b)(ii)
Backlog....................................................................4.15
Backlog Indemnification.....................................................7.7
Basket Amount............................................................7.6(a)
Bookings................................................................4.24(a)
BT Products.................................................................7.7
Bulk Transfer Laws.........................................................17.1
Business...............................................................Recitals
Catastrophic Failures....................................................1.4(b)
CERCLA..................................................................4.20(a)
Closing.....................................................................3.1
Closing Average Price................................................2.1(b)(ii)
Closing Date................................................................3.1
Contracts..................................................................4.11
Current Financial Statements ............................................1.1(b)
Deferred Disclosure Exhibit.................................................2.5
Deposit...............................................................2.1(a)(i)
Determination Date.........................................................4.15
Equipment................................................................1.1(b)
Escrow Agent................................................................2.2
Escrow Agreement............................................................2.2
Escrow Fund...........................................................2.1(a)(i)
Financial Statements........................................................4.7
Form 8-K...................................................................12.4
GAAP.....................................................................1.1(b)
Grant Date..........................................................2.1(b)(iii)
Gross Profit.............................................................2.6(a)
HCS Regulations.........................................................4.20(e)
HSR Act.....................................................................4.4
HSR Filing..................................................................4.4
Historical Cost of Goods Sold............................................2.6(b)
Historical Financial Statements.............................................4.7
Historical Gross Margin..................................................2.6(c)
Indemnification Claim Notice................................................7.3
Indemnified Party...........................................................7.3
Indemnifying Party..........................................................7.3
Initial Vesting Date.................................................2.1(a)(ii)
Inspection Period...........................................................8.1
Intangibles..............................................................1.1(c)
Intellectual Property...................................................4.19(a)
Interdiction...........................................................Recitals
Inventory................................................................1.1(a)
Knowledge...................................................................4.3
Licensed Marks..........................................................12.1(a)

Licensed Patents............................................................1.6
Losses......................................................................7.1
MSDS....................................................................4.20(a)
Material Adverse Effect..................................................4.2(a)
Measurement Period......................................................4.24(a)
Net Sales................................................................2.6(d)
Notices....................................................................20.1
Pending Action.............................................................4.14
Permits.....................................................................4.5
Person.....................................................................22.6
Product..................................................................2.6(e)
Products.................................................................2.6(e)
Prospective Cost of Goods Sold...........................................2.6(f)
Prospective Gross Margin.................................................2.6(g)
Purchase Price..............................................................2.1
Purchaser..............................................................Recitals
Purchaser Common Stock...............................................2.1(a)(ii)
Purchaser Securities........................................................2.1
Q & A.......................................................................8.6
RCRA....................................................................4.20(a)
Retained Assets.............................................................1.2
Retained Liabilities........................................................1.5
SEC.........................................................................2.1
Securities Act..............................................................2.1
Seller.................................................................Recitals
Settlement Agreement........................................................9.9
Shipment Shortfall..........................................................7.7
Signing Average Price................................................2.1(b)(ii)
Supply Agreement............................................................9.8
Tangible Physical Assets....................................................4.8
Taxes.......................................................................4.9
Threshold Amount.........................................................7.6(a)
Training Period.........................................................12.3(a)
Transition Period.......................................................12.1(a)
Transition Services Agreement..............................................9.10
Warrant..............................................................2.1(a)(ii)
Warranty Claims..........................................................1.4(b)
Warranty Reserves........................................................1.4(b)

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, together with all of the Exhibits to be delivered pursuant hereto (the "Agreement"), is made this 1st day of March, 1998, by and between SCIENTIFIC-ATLANTA, INC., a Georgia corporation ("Seller") and BLONDER TONGUE LABORATORIES, INC., a Delaware corporation ("Purchaser").

                                   BACKGROUND

     Each of Purchaser and Seller is engaged in the business of manufacturing and distributing a comprehensive line of television system electronics, including without limitation, an Interdiction (defined hereinafter) product line. For purposes of this Agreement, "Interdiction" means any off-subscriber-premises signal protection and/or disconnect system which, under head-end computer control, (i) accepts a multichannel line-up of television channels and (ii) uses jamming oscillators or traps to provide television service wherein authorized channels are supplied to the subscriber in the clear (unscrambled) and unauthorized channels are supplied in an unviewable condition. Purchaser desires to purchase and Seller desires to sell substantially all of the assets of Seller's Interdiction product line business, including all of Seller's rights in and to the Products (defined below) and all associated goodwill (collectively the "Business"), and assume certain specific liabilities thereof, as more fully set forth in this Agreement.

     NOW, THEREFORE, intending to be legally bound, and in consideration of the premises, the mutual covenants and agreements, and the representations and warranties contained herein, the parties hereto agree as follows:

                     ARTICLE I - SALE AND PURCHASE OF ASSETS

     1.1 Agreement to Sell. Subject to the terms and conditions contained in this Agreement and in reliance upon the representations, warranties and covenants contained herein, at the Closing (as defined in Section 3.1 hereof) and except as otherwise specifically provided in Section 1.2 below, Seller will sell, assign, transfer and deliver to Purchaser, free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, all of Seller's right, title and interest in and to all of the Business' assets, properties and rights of every kind and description, tangible and intangible, wherever situated, including without limitation:

         (a) all of the inventory of raw materials, work-in-process, parts, scrap, wrapping, supply and packaging items and finished goods used or to be used exclusively in or held for sale by, the Business (the "Inventory");

         (b) all other tangible assets of the Business reflected on Seller's unaudited, internal books, records and financial statements relating to the Business as of December 26, 1997 and for the six (6) month period then ended (the "Current Financial Statements") (each as prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP")) with only such changes therein as shall have occurred in the regular and ordinary course of the Business, consistent with past practice since such date, including without limitation all machinery, equipment (including computer equipment and software), furniture and fixtures (collectively, the "Equipment");

         (c) all intangible property or rights of Seller relating to the Business, accrued or contingent (the "Intangibles"), including without limitation:

             (i) all rights of Seller under all agreements, contracts, commitments, leases, plans, bids, quotations and proposals to the extent relating to the manufacture, sale or use of Products or the purchase, lease or license of assets relating to the Business as of the Closing Date and all licenses, permits, authorizations, instruments, books of account, computer programs and software and licenses thereto, all machine readable data files and hard copies relating thereto used primarily in the Business as of the Closing Date and other documents to which it is a party or by which it has rights for or on behalf of the Business;

             (ii) all intellectual property rights and the goodwill associated therewith, used exclusively or primarily in the Business, including, without limitation, the Licensed Patents (defined below) (together with all rights to pursue damages from third parties for infringement which occur prior to Closing) and pending patent applications, trademarks, trade dress, service marks, trade names and copyrights (excluding the intellectual property listed on Exhibit 1.2, Item 8, and the trademarks which are to be licensed to the Business pursuant to
Section 12.1 hereof), and all prototypes (including production and development stage prototypes), proprietary methods, processes and information, know-how, inventions, schematic drawings, designs, parts lists, mechanical drawings, test procedures, assembly procedures and test equipment lists, formulae, research and development data, computer software (excluding (A) Seller's "System Manager" hardware and software and Seller's Reseller Agreement covering ETI's "City Manager Systems" software and (B) Seller's addressable transmitters, identified as Seller's part no. 464205 ("Addressable Transmitters"), as to which Purchaser's rights are identified with specificity in Sections 3.2(a)(v) and (x) hereto, respectively), and all enhancements and improvements to any of the foregoing, relating to Products or Interdiction products under development by the Business;

             (iii) the irrevocable perpetual, royalty free, worldwide right and license to use, copy, create derivative works based upon and use the trade secrets and know-how embodied in such other intellectual property of Seller, which is not used primarily in, but is essential for, the conduct of the Business as conducted on the Closing Date and the manufacture, support or sale of Products;

             (iv) all of the books, records, (including without limitation, customer lists, supplier lists, vendor and customer files), manuals and related documents which are used primarily in the Business, except for the litigation files, affirmative action plans and employee records of Seller, other than the employee records of the employees of the Business intended to be hired by Purchaser, if any;

             (v) all foreign, federal, state and local governmental and quasi-governmental franchises, licenses, permits, consents, approvals, waivers, and other authorizations of the Business, including, but not limited to, export and import licenses;

             (vi) all goodwill, prepaid items (other than income tax prepayments), deposits, refunds (other than income tax refunds) and claims, all outstanding purchase orders authorized and/or approved by Purchaser, and any other general intangibles used in connection with the Business.

The Inventory, Equipment and Intangibles and other assets being sold hereunder, exclusive of the Retained Assets as defined below, are herein sometimes collectively referred to as the "Assets."

     1.2 Assets Retained by Seller. Notwithstanding the foregoing, the Assets do not include those assets listed on Exhibit 1.2 attached hereto (the "Retained Assets"). Seller shall retain all of its right, title and interest in the Retained Assets.

     1.3 Agreement to Purchase. At the Closing hereunder, Purchaser will purchase the Assets from Seller upon and subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of Seller contained herein. In exchange therefor, at the Closing, Purchaser will pay the Purchase Price, as defined in Section 2.1 hereof, and in addition, Purchaser will assume and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Seller to the extent and as provided in Section 1.4 of this Agreement. Except as specifically provided in Section 1.4 hereof, Purchaser shall not assume or be responsible for any liabilities or obligations of the Business or Seller whatsoever.

     1.4 Assumption of Liabilities. At the Closing hereunder and except as otherwise specifically provided in this Section 1.4 or in Section 1.5 hereof, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of the Business (the "Assumed Liabilities") and in furtherance thereof on the Closing Date the parties shall execute an Assumption Agreement in the form of Exhibit 1.4 attached hereto:

         (a) all liabilities and obligations of the Business for future performance in respect of the agreements, contracts, commitments and leases which are part of the Assets and which will be set forth and described with particularity in Section 4.18(a) of the Deferred Disclosure Exhibit (defined in
Section 2.5), but only to the extent such liabilities are not retained by Seller pursuant to Section 1.5 of this Agreement.

         (b) all obligations, liabilities, costs and expenses related to claims asserted after Closing in accordance with express and implied warranties and guaranties set forth in the agreements or contracts which will be set forth on
Section 4.18(a) of the Deferred Disclosure Exhibit, related to the Products, including, but as to implied warranties limited to, implied warranties of merchantability or fitness for a particular purpose (collectively the "Warranty Claims"), but only up to the amount reserved by the Seller on the books of the Business at the time of the Closing to cover the Warranty Claims (the "Warranty Reserves") and excluding Catastrophic Failures. Such Warranty Claims, to the extent assumed by Purchaser pursuant hereto, are hereinafter referred to as the "Assumed Warranty Claims." For purposes of this Agreement, "Catastrophic Failures" means any situation where defects traceable to Seller's design or manufacturing process which occur during a period commencing one (1) year and ending three (3) years after the original sale of such Products by Seller cause significant performance-degrading defects in Products comprising (i) 8% or more against any one customer order or (ii) 8% or more (on an annualized basis) of the total aggregate of any one Product delivered to all customers.

     1.5 Liabilities Retained by Seller. Each of the following liabilities and obligations of Seller and/or the Business (the "Retained Liabilities"), whether known, unknown, absolute or contingent, are not being assumed by Purchaser and shall be paid, satisfied and discharged by Seller on or after the Closing as Seller's sole and absolute responsibility and Purchaser shall have no obligation under this Agreement, by operation of law or otherwise to assume, pay or discharge any of the same;

         (a) all liabilities and obligations arising out of (i) oral or written contracts not disclosed to Purchaser by Seller in Section 4.18(a) of the Deferred Disclosure Exhibit, or which are otherwise identified in such Deferred Disclosure Exhibit as not to be assumed by Purchaser as determined by Purchaser during the Inspection Period and thereupon noted on such Exhibit by Purchaser prior to Closing, or which are not validly assigned to Purchaser, or (ii) Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms, prior to the Closing, unless Purchaser is advised of and consents to such non-performance;

         (b) all liabilities and obligations in respect of any federal, state or local income, payroll or other tax payable with respect to Seller or the Business for any period through the Closing Date or incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the transactions contemplated hereby;

         (c) all liabilities and obligations arising out of any and all activities undertaken by Seller subsequent to Closing, no matter when arising or asserted;

         (d) all obligations, liabilities, costs and expenses in respect of or arising in connection with personal injury or property damage claims pertaining to products manufactured and sold by, or operation of, the Business prior to Closing, whether based on theories of tort, contract, strict liability or any other legal theory;

         (e) all liabilities and obligations in respect of any federal, state or local law or regulation, or any right of any employee or third party, arising out of the generation, storage, use, transportation, discharge, disposal or cleanup of any hazardous waste or hazardous substance;

         (f) all of Seller's accounts payable, accrued expenses and other current liabilities (including any and all reserves classified as liabilities and accrued on the books, records or Financial Statements (defined in Section 4.7, below) for the Business, such as the reserves for property taxes and workers compensation claims, except the Warranty Reserves) with respect to the Business as of the Closing Date;

         (g) all obligations, liabilities, costs and expenses in respect of or arising in connection with (i) Catastrophic Failures, (ii) claims for incidental, consequential or other damages arising from or relating to Products sold by Seller, and (iii) Warranty Claims, other than Assumed Warranty Claims; and

         (h) all other liabilities of the Business and Seller, other than those specifically included as part of the Assumed Liabilities pursuant to Section 1.4.

     1.6 Cross License to Seller. Purchaser hereby grants to Seller an irrevocable, world-wide, paid-up, royalty free, non-assignable, non-exclusive license (but only under the Licensed Patents and without the right to sublicense to any Person, other than to its controlled subsidiaries), outside the field of Interdiction, to make, have made, use, sell, have sold, import, or otherwise dispose of any product which is covered by or uses in any way the Licensed Patents. As used in this Agreement, the term "Licensed Patents" means those issued and pending patents and patent applications which comprise a part of the Intellectual Property and are used exclusively or primarily in the Business as set forth in Part (i) of Section 4.18(f) of the Deferred Disclosure Exhibit.

                           ARTICLE II - PURCHASE PRICE

     2.1 Purchase Price. Subject to adjustment in accordance with the terms of this Article II, and to the other terms and conditions of this Agreement, and in reliance upon the representations, warranties, undertakings and agreements of Seller contained herein, Purchaser shall pay a purchase price for the Assets ("Purchase Price") as follows:

         (a) upon the signing of this Agreement,

             (i) Two Million Dollars ($2,000,000) in immediately available funds as a deposit ("Deposit") into an escrow fund (the "Escrow Fund") to the Escrow Agent (defined below); and

             (ii) A warrant in the form attached hereto as Exhibit 2.1(a) ("Warrant") for up to 150,000 shares of Purchaser's common stock, $.001 par value ("Purchaser Common Stock"). If the Closing of the transactions contemplated hereby does not occur for any reason, the Warrant and all rights granted thereunder shall thereupon expire as provided therein.

         (b) and on the Closing Date:

             (i) Seventeen Million Dollars ($17,000,000) (less the amount of any interest earned on the Deposit through the Closing and comprising a part of the Escrow Fund) in immediately available funds; and

             (ii) Such number of shares of Purchaser Common Stock, as has an aggregate fair market value of One Million Dollars ($1,000,000) (based upon the average of the high and low selling prices of such stock for each of the three
(3) consecutive full trading days in which such shares are traded on the American Stock Exchange as reported in The Wall Street Journal (the "Average Price") immediately preceding the date hereof (the "Signing Average Price")); provided, however, that if the Average Price for the three (3) consecutive full trading days immediately preceding the Closing (the "Closing Average Price") represents a decrease of ten percent (10%) or more per share from the Signing Average Price, the number of shares of Purchaser Common Stock to be issued hereunder shall be the quotient of One Million Dollars ($1,000,000) divided by the Closing Average Price. If the Closing Average Price represents a decrease of less than ten percent (10%) per share or an increase from the Signing Average Price, the number of shares of Purchaser Common Stock to be issued hereunder shall be as originally calculated using the Signing Average Price.

             Within ninety (90) days after the Closing, Purchaser shall file a registration statement with the Securities and Exchange Commission (the "SEC") for the registration of the Warrant, the shares issuable upon exercise of the Warrant and the Purchaser Common Stock issued to Seller pursuant to Section 2.1(b)(ii) hereof (collectively the "Purchaser Securities") in accordance with the United States Securities Act of 1933, as amended (the "Securities Act").

     2.2 Escrow Agreement. Purchaser, Seller and CoreStates Bank N.A., as escrow agent (the "Escrow Agent") will execute contemporaneously herewith an agreement (the "Escrow Agreement") substantially in the form of Exhibit 2.2 attached hereto, in accordance with which Purchaser shall deliver to the Escrow Agent the Deposit upon the execution of this Agreement. Upon the Closing, Seller shall be entitled to receive the Deposit; provided, however, that if this Agreement is terminated at any time prior to the Closing, Article XXI hereof shall govern the disposition of the Deposit and all interest earned thereon.

     2.3 Tax Allocation of Purchase Price. The sum of the Purchase Price to be allocated to the restrictions and covenants set forth in Article XIII hereunder and the balance of the Purchase Price to be allocated in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended, shall be determined by Purchaser, provided that Purchaser shall provide Seller with the opportunity to comment within ten (10) business days on the proposed allocation prior to filing. Neither Seller nor Purchaser will take any position for income tax purposes that is inconsistent with such allocation. Each of Seller and Purchaser agrees to complete IRS Form 8594 consistently with such allocation and to furnish each other with a copy of such form prepared in draft form within fifteen (15) business days prior to the filing due date of such form.

     2.4 Proration of Taxes. Notwithstanding anything herein to the contrary, any personal property taxes and any other taxes imposed on the Assets that relate to a tax period beginning before the Closing Date and ending after the Closing Date shall be apportioned as of the Closing Date such that Seller shall be liable for (and shall reimburse Purchaser to the extent that Purchaser shall have paid) that portion of such taxes relating to, or arising in respect to, periods on or prior to the Closing Date and Purchaser shall be liable for (and shall reimburse Seller to the extent Seller shall have paid) that portion of such taxes relating to, or arising in respect to, periods after the Closing Date. Should any amounts to be prorated not have been finally determined on the Closing Date, a mutually satisfactory estimate of such amounts shall be used as a basis for settlement at Closing and the amount finally determined shall be prorated at the Closing Date and appropriate settlement made as soon as practicable after such final determination.

     2.5 Disclosures. The disclosure Exhibits attached hereto, with full or partial disclosure, all as indicated herein shall have been delivered prior to or upon the execution of this Agreement, and a deferred disclosure Exhibit (the "Deferred Disclosure Exhibit") shall be delivered within five (5) business days after the date hereof. All disclosure Exhibits, including the Exhibits attached hereto and the Deferred Disclosure Exhibits are incorporated herein and made a part hereof. All the disclosure Exhibits, including the Exhibits attached hereto and the Deferred Disclosure Exhibit, except Exhibits 1.2, 4.3, 4.20, 4.24(c), 4.24(d), 4.24(e),

8.5(a), 8.5(b), 12.1 and Sections 4.7-1, 4.7-2, 4.24(a) and 4.26 of the Deferred
Disclosure Exhibit, shall be updated by Seller at the Closing.

     2.6 Definitions. The following meanings shall apply to the following respective terms wherever the same are used in this Agreement:

         (a) "Gross Profit" determined for any specific period of time, shall be equal to Net Sales less cost of goods sold, as determined in accordance with GAAP.

         (b) "Historical Cost of Goods Sold" shall mean actual cost of goods sold (determined in accordance with GAAP), after adjustments for certain one-time nonrecurring expenditures identified on Exhibit 2.6(b) hereto, on a product by product basis, incurred by Seller during the two fiscal quarters of the Business ending September 26, and December 26, 1997.

         (c) "Historical Gross Margin" shall mean the difference between Net Sales of Products during the two fiscal quarters of the Business ending September 26, and December 26, 1997 and Historical Cost of Goods Sold, expressed as a percentage of such Net Sales.

         (d) "Net Sales" shall mean gross sales revenues derived from sales of Products, less shipping costs, insurance costs, sales returns and allowances, trade and volume discounts, sales taxes and other items, all as determined in accordance with GAAP.

         (e) "Products" shall mean Interdiction products, or any of their predecessors, of the Business which were within the list of products held out or made available for sale to customers by Seller, and "Product" shall mean any one of such Products, a true and complete schedule and description of all of which is set forth on Exhibit 2.6(e) hereof.

         (f) "Prospective Cost of Goods Sold" shall mean those amounts computed by costing out the Backlog as of the date of this Agreement, using per unit cost from the Historical Cost of Goods Sold.

         (g) "Prospective Gross Margin" shall mean the difference between Backlog as of the date of this Agreement and Prospective Cost of Goods Sold, expressed as a percentage of such Backlog.

                              ARTICLE III - CLOSING

     3.1 Closing. The closing of the sale and purchase of the Assets and assumption of specific liabilities (the "Closing") shall take place at the offices of Stradley, Ronon, Stevens & Young, LLP in Philadelphia, Pennsylvania on March 26, 1998 at 10:00 a.m. (local time), or at such other date, time and place thereafter occurring within ten (10) business days following expiration of the applicable waiting period following the HSR Filing (defined below) as may be mutually agreed upon by the parties hereto. (The date and time of Closing are hereinafter referred to as the "Closing Date.") The Closing shall be deemed to take place effective as of 12:01 a.m. local time on the date of Closing, regardless of the time when the Closing actually occurs on the Closing Date.

     3.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

         (a) Seller will deliver or otherwise make available to Purchaser the following:

             (i) a bill of sale in the form of Exhibit 3.2(a)(i) attached hereto and other good and sufficient instruments and documents of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to convey, transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets, including without limitation (A) good, valid and marketable title in and to all of the Assets free and clear of all liens, charges, and encumbrances of every nature, (B) subject to Section 3.3 herein, all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments and other documents being acquired or assumed hereunder, to which Seller is a party or by which it has rights on the Closing Date and (C) transfer of the Backlog at Closing;

             (ii) a certificate of Seller's Vice President and General Manager, Analog Video Systems dated the Closing Date, certifying that Seller has performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by Seller in all material respects prior to or at the Closing;

             (iii) [Intentionally Left Blank];

             (iv) an incumbency certificate for Seller dated the Closing Date, including specimen signatures of the officers of Seller executing this Agreement and the other certificates and agreements delivered by Seller at the Closing;

             (v) all agreements, contracts, commitments, leases, plans, bids, quotations and proposals to the extent relating to the manufacture, sale or use of Products or the purchase, lease or license of assets relating to the Business as of the Closing Date; all licenses, permits, authorizations, instruments, books of account, computer programs and software and licenses thereto (including without limitation, the ability to resell Seller's "System Manager" software pursuant to a Reseller Agreement in the form attached hereto as Exhibit 3.2(a)(v) and all protocols, interface specifications and other information of the Business which was provided to ETI by Seller in connection with the development and any modifications of the "City Manager Systems" software); all machine readable data files and hard copies relating thereto to the extent used in or relating to the Business as of the Closing Date; and all of the books, records, (including without limitation, customer lists, supplier lists, vendor and customer files), all copies of details on sales and purchases general ledgers detail, sales registers and journals and associated data and purchase registers and journals and associated data, manuals and related documents which are used primarily in the Business, except for the litigation files, affirmative action plans and employee records of Seller, other than the employee records of the employees of the Business intended to be hired by Purchaser, if any; and simultaneously with such delivery, all such steps will be taken as may be required to put the Purchaser in actual possession and operating control of the Assets; provided, however, that during the term of the Supply Agreement, Purchaser shall keep such Assets at Seller's premises in Atlanta, Georgia, Tempe, Arizona or Juarez, Mexico as are necessary to enable Seller to fulfill its obligations under the Supply Agreement. As to the foregoing where available, Seller will make available the original executed documentation to Purchaser where the same relates to the Assets or obligations assumed by Purchaser hereunder and in connection with those items set forth above where materials are being provided to Purchaser solely as reference materials, such as certain correspondence of Seller, photocopies instead of originals will be made available.

             (vi) a copy of all of the resolutions adopted by Seller's board of directors or any authorized committee thereof authorizing the transactions contemplated by this Agreement, certified on the Closing Date to be complete and correct by the Secretary or Assistant Secretary of Seller;

             (vii) good standing certificate for Seller dated not more than thirty (30) days prior to the Closing Date from the Secretaries of State of the States of Georgia and Arizona;

             (viii) a closing statement reflecting the proration of taxes as provided in Section 2.5;

             (ix) a copy of all disclosure Exhibits hereto and the Deferred Disclosure Exhibit, each updated through the Closing Date except for Exhibits 1.2, 4.3, 4.20, 4.24(c), 4.24(d), 4.24(e), 8.5(a), 8.5(b), 12.1 and Sections
4.7-1, 4.7-2, 4.24(a) and 4.26 of the Deferred Disclosure Exhibit, and certified on the Closing Date to be true and correct in all material respects by the Seller's Vice President and General Manager, Analog Video Systems;

             (x) the designs and drawings, manufacture and assembly procedures, parts lists and other relevant materials and Intellectual Property in order to enable Purchaser to make or to have made Addressable Transmitters following the Closing; and

             (xi) all other documents, instruments and other things required to be delivered pursuant to this Agreement including, without limitation, all of the items required by Article IX hereof.

         (b) The Purchaser will deliver to Seller the following:

             (i) the Assumption Agreement and other documents as shall be necessary and effective to evidence Purchaser's assumption of the Assumed Liabilities;

             (ii) a certificate of the President of Purchaser, dated the Closing Date, certifying that Purchaser has performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by Purchaser in all material respects prior to or at the Closing;

             (iii) an incumbency certificate for Purchaser dated the Closing Date, including specimen signatures;

             (iv) a copy of all of the resolutions adopted by Purchaser's board of directors relating to the transactions contemplated by this Agreement, certified on the Closing Date to be complete and correct by the Secretary of Purchaser;

             (v) good standing certificate for Purchaser dated not more than thirty (30) days prior to the Closing Date from the Secretary of State of the State of Delaware.

     3.3 Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, license, permit, authorization or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use all reasonable efforts to obtain any such required consent as promptly as possible after the Closing. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the instrument or document in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller shall act as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the instrument or document, with Purchaser in any other reasonable arrangement designed to provide such benefits exclusively to Purchaser.

     3.4 Supply Agreement and Purchasing Arrangements. Contemporaneously with the Closing, Seller and Purchaser shall enter into the Supply Agreement (as defined in Section 9.8 hereof) pursuant to which (i) Purchaser shall lease to Seller certain manufacturing equipment purchased by Purchaser hereunder, (ii) Purchaser shall consign to Seller certain raw materials, work-in-process and other inventory purchased by Purchaser hereunder, and (iii) at the request of Purchaser, Seller shall continue for a limited time to manufacture for and supply to and/or procure for Purchaser, Products or sub-assemblies thereof in order for Purchaser to fulfill the estimated sales orders of the Business for the transition period following the Closing, and such products shall be produced on a purchase order basis at a price per unit, all as more fully set forth in the Supply Agreement.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as follows:

     4.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Seller has full corporate power and authority to own its assets and to carry on its business as and where such business is now conducted.

     4.2 Foreign Qualifications; Trade Names.

         (a) Seller is duly qualified or licensed to do business and is in good standing in all jurisdictions in the United States in which the nature of its business or the character of its properties or assets requires such qualification or license (including Georgia and Arizona), except where the failure to be so qualified is not having and could not be reasonably expected to have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any change in, or effect on, the Business, as currently conducted by Seller that is or is reasonably likely to be materially adverse to the Assets or the results of operations or financial condition of the Business, taken as a whole.

         (b) Seller has not operated the Business under any fictitious names or trade names for the past five (5) years.

     4.3 Ability to Carry Out Agreement. The consummation of the transactions contemplated hereby, including, but not limited to, the execution, delivery and performance of this Agreement and all other documents collateral hereto or thereto, contemplated hereby or thereby, or required to effect the transactions contemplated hereby and thereby, does not and will not: (a) constitute a violation of or default under, conflict with or result in a breach of (i) the articles of incorporation or bylaws of Seller, (ii) any terms of any mortgage, indenture, lease, agreement, license, permit, trust or instrument to which the Business and/or Seller are or may be bound or constitute a default thereunder (either immediately or upon notice, lapse of time or both), which is not having or could not reasonably be expected to have a Material Adverse Effect, (iii) any judgment, order, award, decree, or (iv) to the best knowledge of Seller, any federal, state or local statute, law, ordinance, rule or regulation, except for violations or defaults which are not having or could not reasonably be expected to have a Material Adverse Effect; (b) result in the creation or imposition of any lien, security interest, encumbrance, pledge, charge, claim or liability of any nature whatsoever, or give to any person any interest or right in any of the assets of Seller pertaining to the Business; or (c) accelerate the maturity of, or otherwise modify, any debt, liability or obligation of Seller pertaining to the Business. Knowledge as used in the phrase "to the best knowledge of Seller", or similar references to the knowledge of Seller, means the actual knowledge of those persons listed in Exhibit 4.3 attached hereto after inquiry by such persons reasonable under the circumstances.

     4.4 Validity of Agreement - Authority. The execution, delivery and performance of this Agreement and all other documents required to effect the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary action on the part of Seller. This Agreement and any other document or instrument contemplated by this Agreement, after execution and delivery by Seller to Purchaser, will constitute valid and binding obligations of Seller, enforceable in accordance with their terms. Except for the filing (the "HSR Filing") required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), no consent of or filing with or notice to any foreign, federal, state or local governmental agency, authority, regulatory body or court is required with respect to Seller in connection with the execution, delivery and performance of this Agreement or any other agreement collateral hereto or contemplated hereby. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will require the consent of any other Person.

     4.5 Permits and Licenses. Seller holds all foreign, federal, state and local governmental and quasi-governmental franchises, licenses, permits, consents, approvals, waivers and other authorizations, including but not limited to export and import licenses (collectively the "Permits"), which are necessary for the operation of the Business, except for Permits, the lack of which would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of Seller, Seller is not in default, nor has it received any written notice of any claim of default or notice of termination with respect to any of the Permits. The transactions contemplated by this Agreement shall not result in the cancellation or termination of any of the Permits.

     4.6 Compliance with Laws. The operation of the Business conforms to and is not in violation, nor has Seller received notice of any violation, of any restrictive covenant, statute, law (federal, state or local), or any other ordinance, code or regulation, the failure of compliance with which is having or could have a Material Adverse Effect.

     4.7 Liabilities and Obligations. On the Closing Date no debts, liabilities or obligations of the Business of any nature whatsoever, whether liquidated, unliquidated, accrued, fixed, absolute, contingent, ascertained, unascertained or otherwise shall be imposed on Purchaser by virtue of Seller's transfer of the Business to Purchaser except for the Assumed Liabilities. The Current Financial Statements, copies of which will be set forth as Section 4.7-1 of the Deferred Disclosure Exhibit, are consistent with and confirm the financial information previously provided by Seller to Purchaser. Set forth as Section 4.7-2 of the Deferred Disclosure Exhibit will be unaudited internal statements of earnings of the Business for each of the past three (3) years ended June 30, 1995, June 30, 1996 and June 30, 1997, and net assets of the Business being transferred as of June 30, 1995, June 30, 1996 and June 30, 1997, for each of the past three (3) fiscal years of the Business (together with details thereof as of December 26, 1997) (the "Historical Financial Statements"). Collectively, the Current Financial Statements and the Historical Financial Statements are referred to herein as the "Financial Statements". The Financial Statements were prepared in accordance with the books and records of Seller and in accordance with GAAP, and present the financial condition and results of operations of the Business at the dates and for the period indicated in a manner which fairly and accurately reflects the financial condition and status of the Business which actually existed for the date and period indicated.

     4.8 Title to and Condition of Certain Tangible Physical Assets. Seller has delivered to Purchaser a summary of all business, personal property and tangible physical assets of the Business being transferred pursuant to this Agreement which it owns or purports to own including, without limitation, the assets set forth on the Current Financial Statements and the Assets (collectively, the "Tangible Physical Assets"), broken down by classification and location and providing the gross and net values thereof, which summary is attached hereto as
Exhibit 4.8. Within five (5) business days after the date hereof, Seller shall deliver to Purchaser, a true, correct and complete list of each item of the Tangible Physical Assets as Section 4.8 of the Deferred Disclosure Exhibit, which Section shall be updated through the Closing Date, setting forth on a tax basis and on a GAAP basis the cost and accumulated depreciation, and setting forth date acquired and location for each such item (including the street addresses for any of the vendors of the Business which hold any Tangible Physical Assets). Seller has, shall have at the Closing Date, and shall transfer to Purchaser good, valid and marketable title to all the Tangible Physical Assets, wherever located, free and clear of all title defects, liens, encumbrances, mortgages, leases, pledges, liabilities, options, security interests, conditional sale and other title retention agreements, assessments, covenants, restrictions, reservations and other burdens or charges of every nature. All such Tangible Physical Assets are and shall on the Closing Date be, in good operating condition and repair, reasonable wear and tear excepted, and adequate and sufficient for the operation of the Business and there are no material defects in such Tangible Physical Assets. Seller has substantially complied with all applicable preventive and remedial maintenance with respect to the Equipment. During the past twelve (12) months there has not been any significant interruption of the operations of the Business due to inadequate maintenance of such Tangible Physical Assets.

     4.9 Tax Returns and Taxes. Seller has duly and timely filed with the appropriate governmental agencies (foreign, federal, state and local) all tax and other returns and reports required to be filed in respect of the Business and the Assets, all of which have been accurately prepared. All federal, state, local and foreign income, franchise, sales, use, occupation, property, accumulated earnings, personal holding company, excise payroll withholding or other taxes, assessments, interest, penalties, deficiencies, fees, rents and other governmental charges and impositions (collectively "Taxes") due, owing and payable, or which may be due, owing and payable, arising out of all operations of Seller as of the date hereof, have been and through the Closing Date shall be fully paid or duly provided for by Seller in Seller's official books of account as of all of such dates. Adequate provisions have been and will through the Closing Date be made by Seller in its official books of account for Taxes not required to be paid prior to the respective due dates therefor. Seller has not received notice from any foreign, federal, state or local governmental agency or authority of any deficiency or other adjustment which has not been satisfied.

     4.10 Joint Venture Parties. Seller does not have any joint venture affiliates relating to the Business or any of the Assets.

     4.11 Status of Contracts. Except as set forth in Exhibit 4.11 attached hereto, which Exhibit shall be updated through the Closing Date, to the best knowledge of Seller, Seller is not in default and Seller has not received any notice of cancellation or termination, under any written or oral contract, agreement, or commitment (collectively "Contracts") which are material and are required to be provided to Purchaser for review during the Inspection Period (as defined in Section 8.1 hereof). All of the foregoing Contracts, agreements and commitments which are material are, and to the best knowledge will remain through the Closing Date, in accordance with their terms, in full force and effect and shall be made available for review and copying by Purchaser during the Inspection Period.

     4.12 Notice of Changes or Events. From the date hereof through the Closing Date, Seller shall notify Purchaser immediately of the occurrence of any of the following with respect to the Business or the Assets, none of which have occurred during the period from December 26, 1997 through the date hereof, except as otherwise provided in Exhibit 4.12 attached hereto, which Exhibit shall be updated through the Closing Date:

         (a) any material adverse change in the financial condition, assets, liabilities, business, prospects or operation of Seller other than changes in the ordinary course of business;

         (b) any material damage, destruction or loss, as a result of fire, storm casualty, other acts of God or theft of a substantial amount of property, whether or not covered by insurance, adversely affecting Seller or any of its assets;

         (c) any disposition of or encumbrance or agreement to dispose of, encumber, lease, pledge or grant a security interest in, any material asset of Seller other than sales of inventory in the ordinary course of business;

         (d) any transaction relating to Seller entered into by it other than in the ordinary course of business;

         (e) any material change in the accounting methods or practices of Seller or any material change in the depreciation or amortization policies or rates adopted by Seller;

         (f) any liability or obligation (whether absolute or contingent) incurred by Seller except liabilities incurred, and obligations under agreements entered into, in the ordinary course of Seller's business;

         (g) any capital expenditure or commitment for addition to property, plant or equipment of Seller other than capital expenditures in an amount less than $10,000 arising in the ordinary course of business;

         (h) any action prohibited by Article XI hereof; or

         (i) any agreement or commitment by Seller to do or take any of the actions referred to in paragraphs (a) through (h) of this Subsection 4.12.

     4.13 Insurance. From the date hereof through the Closing Date, Seller shall continuously maintain insurance policies fully covering the Assets and the Business (including, without limitation, public liability, general liability, products liability, comprehensive, automobile, property damage, theft and other coverage). Seller has not received any notice of cancellation or termination in respect of any insurance policy currently owned or held by Seller pertaining to the Assets or the Business and is not in default thereunder. Seller has not received notice that any insurer under any such policy is denying liability with respect to a claim thereunder.

     4.14 Litigation. Other than that certain case captioned Scientific-Atlanta, Inc. v. Blonder Tongue Laboratories, Inc., Civil Action File Number 1:96-CV-1943-ODE, which was pending in the United States District Court for the Northern District of Georgia, Atlanta Division (the "Pending Action"), there is no outstanding order, writ, injunction, fine, citation, penalty, decree or unsatisfied judgment of any court, governmental agency or arbitration tribunal against Seller pertaining to the Business nor is there any suit, action, arbitration, charge, governmental investigation, claim, litigation, or proceeding pending, or overtly threatened in writing, against Seller pertaining to the Business by any employee, creditor, customer, claimant or other Person.

     4.15 Books and Records; Backlog. The books and records of the Business including without limitation the information therein pertaining to the Backlog (defined below), fairly and accurately reflect in all material respects the transactions to which Seller is and was a party or by which its properties were affected and such books and records have been properly kept and maintained and will continue to be so kept and maintained through the Closing Date. On the Closing Date such books and records will be correct and complete and will fairly and accurately present Seller's operations of the Business in all material respects. "Backlog" determined as of any specific date (a "Determination Date"), shall mean the aggregate amount (at net invoice price) of orders from credit-worthy customers, issued or accepted by the purchasers thereof, for the purchase of Products from Seller at fixed prices with fixed delivery dates scheduled to occur not more than three hundred sixty-five (365) days after a Determination Date.

     4.16 Intellectual Property Rights. Except as disclosed on Exhibit 4.16 attached hereto, which Exhibit shall be updated through the Closing Date, to the best knowledge of Seller, (i) none of the Products manufactured, distributed or sold by Seller, or processes, equipment or technology used by Seller in the Business, or the trademarks, trade dress, trade names, labels or other marks or copyrights used by Seller in the Business and transferred hereunder, infringe the patent, proprietary rights, trademark, trade name, other mark or copyright of any other Person, or require the payment of any royalty, license fee, or other charge or fee of any kind to any Person, and Seller has not received any notice of adverse claim by any third party with respect thereto, (ii) Seller has license agreements in force to the extent necessary to permit its full use of all of the Intellectual Property (as defined in Section 4.19(a) hereof) used by it in its operations in accordance with present and planned practices; and (iii) Seller owns or has, and after the Closing Date Purchaser will own or have, the right to use pursuant to the licenses which will be disclosed on Section 4.18(f) of the Deferred Disclosure Exhibit all Intellectual Property used in the Business.

     4.17 Inventory. Seller has delivered to Purchaser a true and correct inventory summary as of December 26, 1997, broken down by categories of raw materials, work-in-process and finished goods, by location (including all warehouses or other facilities where Inventory is stored and the street addresses of such facilities) and providing the reserves relating thereto all of which is attached hereto as Exhibit 4.17. Within five (5) business days after the date hereof, Seller will deliver to Purchaser, set forth as Section 4.17 of the Deferred Disclosure Exhibit, which Section shall be updated through the Closing Date, a true and correct list of all of the Inventory items broken down by categories of raw materials, work-in-process and finished goods, setting forth with particularity the location of same (including all warehouses or other facilities where Inventory is stored), and the book value of each item on a GAAP basis. The Inventory of raw materials, work in-process and finished goods of the Business are and will on the Closing Date and on the termination date of the Supply Agreement be, in good condition, conform in all material respects with Seller's applicable specifications and warranties, are not obsolete, are usable or saleable in the ordinary course of business and, if saleable, are saleable at values not less than the book value amounts thereof; all work in-process and finished goods in the Inventory have been produced in compliance with Seller's applicable quality control procedures. The value of all items of obsolete materials and of materials of below standard quality has been written down to net realizable value or adequate reserves have been provided therefor. The values at which the Inventory are carried are in accordance with GAAP consistently applied. The amount and mix of items in the Inventory of supplies, raw materials, work in-process and finished goods is, and will be at the Closing Date, consistent with Seller's historical materials utilization and sales practices. Seller is not under any obligation or liability with respect to accepting returns of items of inventory in the possession of its customers other than in the ordinary course of the Business consistent with past practice.

     4.18 Review of Documents. Within five (5) business days after the date hereof, Seller shall make available a true, correct and complete copy to Purchaser for Purchaser's review and copying (including Purchaser's attorneys, accountants, and appraisers) each Section of the Deferred Disclosure Exhibit referred to below with respect to the Business and the Assets (all of which Sections shall be updated through the Closing Date):

         (a) (i) Presently outstanding written or oral material Contracts of the Business involving future obligations on the part of Seller which individually exceed $1,000 (provided, that the individual Contracts involving future obligations of less than $1,000 which are not scheduled thereon, in the aggregate do not exceed $10,000), including without limitation such of the foregoing as comprises the Backlog, segregated and identified as such on Section 4.18(a) of the Deferred Disclosure Exhibit; (ii) written and oral leases; (iii) licenses; (iv) franchises; and (v) dealership, service, agency, guarantee, suretyship and other agreements, a schedule of all of which will be set forth on
Section 4.18(a) of the Deferred Disclosure Exhibit. Section 4.18(a) of the Deferred Disclosure Exhibit also will specify which of the above-described agreements, licenses and franchises require consents to assignment and which require novations.

         (b) (i) A summary of policies of primary general liability, automobile and workers' compensation insurance presently in force covering Seller's Assets, and public and product liability and operations of the Business, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy and limits of liability and (ii) all outstanding insurance claims pertaining to the Business by Seller for damage to or loss of property or income or against Seller which have been referred to insurers or which Seller believes to be covered by commercial insurance, a schedule of all of which claims will be set forth on Section 4.18(b) of the Deferred Disclosure Exhibit.

         (c) Schedule identifying all individual refundable deposits, security deposits under leases, prepaid expenses, deferred charges and "other assets" as of December 26, 1997, a schedule of all of which will be set forth on Section 4.18(c) of the Deferred Disclosure Exhibit.

         (d) All loans or advances made by Seller to any Person for or on behalf of the Business, setting forth the name of such Person, their position with or relationship to Seller, the amount of such loan or advance, the date of the loan and the terms for repayment, except (i) normal travel advances or other reasonable expense advances to an officer or employee of Seller, or (ii) pursuant to normal business dealings with the customers of the Business, a schedule of all of which will be set forth on Section 4.18(d) of the Deferred Disclosure Exhibit.

         (e) [Intentionally Left Blank]

         (f) (i) All Licensed Patents held by Seller and all reissues, divisions, continuations, continuations in part and extensions thereof and all pending patent applications by Seller, including for each such patent the serial or patent number, country, filing and expiration date and title; (ii) all registered trademarks, trade dress and service marks of Seller and pending registrations by Seller of trademarks, trade dress and service marks to be sold and transferred to Purchaser hereunder, including for each such trademark, trade dress or service mark, the registration number, country, registration, renewal and expiration dates, mark and class; (iii) registered copyrights of Seller and applications by Seller for registration of copyrights, including the registration number, country and filing and expiration date of each such copyright; (iv) all trade names and common law marks of Seller to be sold and transferred to Purchaser hereunder, including a statement of and evidence supporting the date of first use and length of use of such names and marks and the jurisdictions of such use; and (v) all trademark licenses, trade dress licenses, service mark licenses, copyright licenses, royalty agreements, patent licenses, assignments, grants and Contracts with employees or others relating in whole or in part to disclosure, assignment, registering or patenting of any trademarks, trade dress, service marks, copyrights, inventions, discoveries, improvements, processes, formulae, trade secrets or other know-how of Seller, a schedule of all of which will be set forth on Section 4.18(f) of the Deferred Disclosure Exhibit.

         (g) All Permits (as defined in Section 4.5 herein) which are necessary for the operation of Seller's Business, a true and correct schedule of which will be set forth on Section 4.18(g) of the Deferred Disclosure Exhibit.

         (h) All notices served upon or threatened to be served upon Seller from any governmental agency or authority claiming that Seller, its assets, properties, leaseholds, inventory, equipment or the operation of its business are in violation of any material restrictive covenant, statute, law (federal, state or local), ordinance, code or regulation or asserting any liability of or claiming any expense to be paid by Seller on account of or arising out of any such material restrictive covenant, statute, law, ordinance, code or regulation, a schedule of all of which will be set forth on Section 4.18(h) of the Deferred Disclosure Exhibit.

         (i) (i) Employment, managerial, advisory or consulting agreements; (ii) confidentiality or other agreements protecting proprietary processes, formulae or information (including without limitation any works-for-hire or inventions agreements and Seller's form Employee Invention Assignment and Non-Disclosure Agreement together with a list of those employees of the Business who have entered into and delivered such agreement to Seller); (iii) all other Contracts, obligations or liabilities between Seller and any employee; and (iv) a numerical breakdown of all employees in the Business, by job classification and responsibilities, indicating as well the facility at which such employees are employed, a schedule of all of which will be set forth on Section 4.18(i) of the Deferred Disclosure Exhibit.

     4.19 Intellectual Property.

         (a) Seller owns all right, title and interest in the patents, trademarks, trade dress, service marks, copyrights, trade names, licenses, assignments, grants and Contracts which are set forth in Exhibit 12.1 hereto and will be set forth on Section 4.18(f) of the Deferred Disclosure Exhibit and all other intellectual property of the Business, including without limitation, prototypes (including production and development stage prototypes), proprietary methods, processes and information, know-how, inventions, schematic drawings, designs, parts lists, mechanical drawings, test procedures, assembly procedures and test equipment lists, formulae, research and development data, computer software, and all enhancements and improvements to any of the foregoing, relating to products that are currently made, have been made or are under development by the Business (including exclusive rights to use and license the same) (the "Intellectual Property") free and clear of any encumbrances;

         (b) Seller has not granted any other party rights with respect to the Intellectual Property;

         (c) Seller has not engaged in behavior currently defined by published decisions of the Court of Appeals for the Federal Circuit to constitute inequitable conduct in connection with obtaining any of the Licensed Patents;

         (d) to the best knowledge of Seller, the patents, trademarks, trade dress, service marks and copyrights which will be set forth in Section 4.18(f) of the Deferred Disclosure Exhibit are not invalid;

         (e) the trademark registrations, trade dress registrations, service mark registrations, copyright registrations and patents set forth in Exhibit
12.1 hereto and which will be set forth in Section 4.18(f) of the Deferred Disclosure Exhibit have been duly issued and have not been canceled, abandoned or otherwise terminated;

         (f) the trademark applications, trade dress applications, service mark applications, copyright applications and patent applications set forth in
Exhibit 12.1 hereto and which will be set forth in Section 4.18(f) of the Deferred Disclosure Exhibit have been duly filed;

         (g) Seller is not in default under any of the foregoing licenses, assignments, grants and Contracts, and, to the best knowledge of Seller, no other party is in default thereunder; and

         (h) All rights of Seller in each item of Intellectual Property are transferrable to Purchaser as herein contemplated. As a result of the transactions contemplated hereby, upon the Closing, Purchaser shall own or possess adequate and enforceable licenses, sublicenses or other rights to use, without payment of any royalties or other fees, all the Intellectual Property of the Business.

     4.20 Environmental Matters. With respect to the Business or the Assets, and except as disclosed on Exhibit 4.20 attached hereto:

         (a) To the best knowledge of Seller, Seller has had no on-site spills, leaks or releases of "Hazardous Wastes", as defined in the Resource Conservation and Recovery Act, as amended ("RCRA"), 42 U.S.C. ss.6901, et seq., or "Hazardous Substances", as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. ss.9601, et seq. in reportable quantities as listed at 40 C.F.R. ss.302.4. Seller shall also include in Section 4.20 of the Deferred Disclosure Exhibit a list of raw materials, chemicals, and products it maintains and shall make available for Purchaser's inspection Materials Safety Data Sheets ("MSDS") for these substances which disclose the components or ingredients of the substances.

         (b) There is no material pending or to the best knowledge of Seller, material threatened (in writing) proceeding, investigation or inquiry, against Seller, by any governmental authority or third party arising under any environmental law, rule or regulation relating to the Business or the Assets.

         (c) To the best knowledge of Seller, Seller has not operated or maintained at any of the premises where the Business is presently or has been conducted any treatment, storage or disposal facilities for

Hazardous Wastes. For the purpose of this agreement, Hazardous Wastes shall be those wastes listed or identified by characteristic at 40 C.F.R. part 261.

         (d) Seller is in compliance and has been in compliance for the twelve
(12) months prior to Closing, with all material environmental laws, rules and regulations with respect to the Business and the Assets.

         (e) Seller represents that the premises where the Business is presently or has been conducted have been maintained in a condition such that such premises are in compliance in all material respects with applicable Federal or state environmental, health, fire and safety laws or regulations, including the Occupational Safety and Health Administration Hazard Communication regulations, 29 C.F.R. ss.1910.1200 ("HCS Regulations"). In connection with the HCS Regulations, Seller represents the following in connection with the Business:

             (i) MSDS have been compiled and maintained for all hazardous chemicals (as defined in the HCS Regulations) used in Seller's operations at any of the premises where the Business is presently or has been conducted, and said MSDS are maintained in compliance with HCS Regulations in all material respects;

             (ii) MSDS have been prepared, as required, for hazardous chemicals which it sells to customers and have been supplied to customers as required by HCS Regulations;

             (iii) MSDS prepared by Seller are true, correct, and complete in all material respects, and that a copy of each such MSDS has been provided to Purchaser;

             (iv) employees have been properly trained and provided information concerning possible exposure to hazardous chemicals in the work area, pursuant to a training and information program established by Seller;

             (v) containers of hazardous chemicals used in or leaving the work place have been properly labelled with an "appropriate hazard warning" (as such phrase is defined in the HCS Regulations); and

             (vi) a written hazard communications program summarizing Seller's plan for compliance with HCS Regulations was prepared and a copy of said program shall be provided to Purchaser during the Inspection Period.

     4.21 Backlog. Seller has delivered to Purchaser a true and correct summary of the Backlog as of the last day of each of the last four (4) fiscal quarters of the Business, all of which is attached hereto as Exhibit 4.21. The price and mix of Products comprising the Backlog as of the date of this Agreement will not be materially different from the price and mix comprising the Backlog as of the last day of each of the last two (2) fiscal quarters of the Business, ending September 26, and December 26, 1997. The Prospective Gross Margin will not be materially less than the Historical Gross Margin. Within five (5) business days after the date hereof, Seller shall deliver to Purchaser a true and correct listing of the Backlog as of the last day of each of the last four (4) fiscal quarters of the Business, broken down by Product family (e.g., 4 port modules, 8 port modules, 750 MHz and other MHz) and by quarter, and copies of the outstanding orders from customers of the Business for the sale of Products of the Seller which are open as of December 26, 1997, all of which shall be set forth on Section 4.21 of the Deferred Disclosure Exhibit and shall be updated on the Closing Date.

     4.22 Warranty Claims; Warranty Reserves. Exhibit 4.22 contains a copy of Seller's standard product warranty for the Products of the Business issued by Seller during the past three (3) years. Within five (5) business days after the date hereof, Seller will provide a true and correct summary, set forth as
Section 4.22
of the Deferred Disclosure Exhibit, which Section shall be updated through the Closing Date, of Seller's Warranty Claims loss experience for the last three (3) years and the dispositions thereof, together with a schedule identifying all material deviations from Seller's standard warranty and the identity of the affected customers. The Warranty Reserves for the Warranty Claims now pending or threatened have been adequately reserved in accordance with GAAP and are sufficient to cover such claims, and fairly and accurately reflect Seller's historical loss experience in connection with such claims. To the best knowledge of Seller, Seller has not experienced a material increase in its Warranty Claims since the introduction of the 750 MHz Product.

     4.23 Products Liability. Seller has not received any notice of any outstanding present or future action, suit, proceeding, hearing, investigation, complaint, claim or demand against Seller giving rise to any liability, arising out of any injury to person or property of its employees or any third parties suffered as a result of the manufacture, sale, lease or delivery of any Product.

     4.24 Other Information. Seller has delivered to Purchaser a true, correct and complete list of each of the following items of other information:

         (a) the Bookings (defined below) for each of the last four (4) fiscal quarters of the Business, which is attached hereto as Exhibit 4.24(a). "Bookings" determined for any specific period of time (a "Measurement Period"), shall mean the aggregate amount (at net invoice price) of orders from credit-worthy customers, issued or accepted by purchasers thereof and delivered to Seller during the Measurement Period, for the purchase of Products from Seller at fixed prices with fixed delivery dates scheduled to occur not more than one year after the date of the order. Within five (5) days after the date hereof, Seller shall provide the Bookings for each of the last four (4) fiscal quarters of the Business, broken down by Product family (e.g., 4 port modules, 8 port modules, 750 MHz and other MHz) and by quarter, in Section 4.24(a) of the Deferred Disclosure Exhibit.

         (b) Net Sales of the Business, for each of the last four (4) fiscal quarters of the Business, broken down by Product family (e.g., 4 port modules, 8 port modules, 750 MHz and other MHz), which is attached hereto as Exhibit 4.24(b). The names, addresses and identities of customers may be omitted from this Exhibit delivered prior to the execution of this Agreement; however, within five (5) business days after the date hereof, Seller shall provide full and complete information of the identity of the customers omitted from Exhibit 4.24(b) in Section 4.24(b) of the Deferred Disclosure Exhibit. Section 4.24(b) of the Deferred Disclosure Exhibit shall be updated through the Closing Date with full and complete information.

         (c) Gross Profit, after adjustments for certain one-time nonrecurring expenditures identified on Exhibit 2.6(b) hereto, for each of the last four (4) fiscal quarters of the Business, which is attached hereto as Exhibit 4.24(c).

         (d) manufacturing information as to (i) the manufacturing area of the Business measured by square footage broken down by engineering, quality control and testing, manufacturing, and warehouse, and (ii) the manufacturing personnel, setting forth the number, job classification and the facility at which such employees are employed, a schedule of all of which is attached hereto as Exhibit 4.24(d).

         (e) a summary of cost of goods sold, breaking out from such calculation each of the direct costs of raw materials and labor costs, expressed in dollars, for the six (6) month period ended December 26, 1997, a schedule of all of which is attached hereto as Exhibit 4.24(e). Within five (5) days after the date hereof, Seller shall provide in Section 4.24(e) of the Deferred Disclosure Exhibit a summary of cost of goods sold, by Product family (e.g., 4 port modules, 8 port modules, 750 MHz and other MHz), breaking out the direct costs of raw materials and labor costs, each expressed in dollars per product and the variances associated with the Interdiction product line.

         (f) a sales, Bookings and ending Backlog forecast for the twelve (12) month period following December 26, 1997, which is attached hereto as Exhibit 4.24(f). Within five (5) days after the date hereof, Seller shall provide in
Section 4.24(f) of the Deferred Disclosure Exhibit a sales forecast, broken down by Product family (e.g., 4 port modules, 8 port modules, 750 MHz and other MHz) for the twelve (12) month period following December 26, 1997. Section 4.24(f) of the Deferred Disclosure Exhibit shall be updated for the most recent practicable date prior to the Closing Date with full and complete information.

     4.25 Customers. Listed in Exhibit 4.25 attached hereto are the customers of the Business (whose names, addresses and identities may be omitted from this Exhibit delivered prior to the execution of this Agreement), sorted from highest to lowest by and setting forth Net Sales of Products of the Business broken down by fiscal quarter for the last four (4) fiscal quarters. Within five (5) business days after the date hereof, Seller shall provide full and complete information in Section 4.25 of the Deferred Disclosure Exhibit on the identity of the customers omitted from Exhibit 4.25, customer information similar to that provided in Exhibit 4.25 for the interim period from December 26, 1997 through the date hereof, the average selling price of the Products purchased by each such customer and a summary of all requests open as of the date hereof for material returns, rework and upgrades as well as the disposition of all of such requests. Exhibit 4.25 and Section 4.25 of the Deferred Disclosure Exhibit shall be updated through the Closing Date with full and complete information.

     4.26 Suppliers. Within five (5) business days of the date hereof, Seller shall list in Section 4.26 of the Deferred Disclosure Exhibit all of the material suppliers of raw materials, supplies, inventory and other goods of the Business sorted from highest to lowest according to the amount each such supplier has invoiced the Seller, and identifying with respect to each such supplier the products purchased, the terms of the purchase, gross prices and prices per item paid to such suppliers, broken down by fiscal quarter for the last four (4) fiscal quarters and for the interim period from December 27, 1996 through the date hereof. Except as disclosed in Section 4.26 of the Deferred Disclosure Exhibit, the Seller has not received any notice and has no reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Seller or the Purchaser at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business.

             ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     5.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided.

     5.2 Ability to Carry Out Agreement. The consummation of the transactions contemplated hereby, including, but not limited to, the execution, delivery and performance of this Agreement and all other documents collateral hereto or thereto, contemplated hereby or thereby, or required to effect the transactions contemplated hereby and thereby, will not as of the Closing: (a) constitute a violation of or default under, or result in a breach of (i) the Articles of Incorporation and Bylaws of the Purchaser, (ii) any terms of any mortgage, indenture, lease, agreement, license, permit, trust or instrument to which the Purchaser is or may be bound or constitute a default thereunder (either immediately or upon notice, lapse of time or both) and which would have a material adverse effect on Purchaser's business, (iii) any judgment, order, award, decree, or (iv) to the knowledge of Purchaser, any federal, state or local statute, law, ordinance, rule or regulation, except for violations or defaults which are not having or could not reasonably be expected to have a material adverse effect on Purchaser's business; (b) result in the creation or imposition of any lien, security interest, encumbrance, pledge, charge, claim or liability of any nature whatsoever, or give to any person any interest or right in any of the assets of the Purchaser, except as contemplated by this Agreement and except for security interests and other right in favor of Purchaser's lenders; or (c) accelerate the maturity of, or otherwise modify, any debt, liability or obligation of the Purchaser.

     5.3 Authority of Purchaser. The execution, delivery and performance of this Agreement and all other documents required to effect the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary action on the part of the Purchaser and its shareholders, including, without limitation, the approval of the Board of Directors of the Purchaser. This Agreement and any other document or instrument contemplated by this Agreement, after execution and delivery by the Purchaser, will constitute valid and binding obligations of the Purchaser, enforceable in accordance with their terms. Except for the HSR Filing, no consent of or filing with or notice to any foreign, federal, state or local governmental or quasi-governmental agency, authority, regulatory body or court is required with respect to the Purchaser and its shareholders in connection with the execution, delivery and performance of this Agreement or any other agreement collateral hereto or contemplated hereby.

     5.4 Litigation Affecting Purchaser. Except for the Pending Action, there is no claim, action, proceeding or investigation pending, or to the best knowledge of Purchaser, threatened in writing, nor is there outstanding any writ, order, decree or injunction that (a) calls into question Purchaser's authority or right to enter into this Agreement and consummate the transactions contemplated hereby or (b) would otherwise prevent or delay the transactions contemplated by this Agreement.

     5.5 Purchaser Securities. All of the shares of Purchaser Common Stock to be issued pursuant to Section 2.1(b)(ii) hereof and the shares of Purchaser Common Stock issuable upon exercise of the Warrant and payment of the exercise price set forth therein shall be validly issued, fully paid and non-assessable at the time of their issuance. Upon the effective date of a registration statement filed with the SEC for the registration of the Purchaser Securities, the Purchaser Securities shall be freely transferrable by Seller in accordance with the provisions of the Securities Act and Purchaser shall take all actions necessary or advisable (including without limitation to make available information) under the Securities Act or the Securities Exchange Act of 1934 to ensure Seller may transfer such securities freely and without restriction.

     5.6 Liabilities and Obligations. From the date of this Agreement until the Closing Date, Purchaser shall not incur any debts, liabilities or obligations of the Business of any nature whatsoever, whether liquidated, unliquidated, accrued, fixed, absolute, contingent, ascertained, unascertained or otherwise.

       ARTICLE VI - NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                                    COVENANTS

     6.1 Survival. The covenants as contained in this Agreement shall survive the Closing Date as specified in Section 7.3 hereof. All representations and warranties contained in this Agreement shall survive as follows: (i) Sections 4.1, 4.2, 4.4, 4.5, 4.10, 4.13, 5.1 and 5.3 shall survive for a period of one
(1) year following the Closing Date; (ii) Sections 4.3, 4.6, 4.7, 4.8, 4.11, 4.12, 4.14, 4.15, 4.17, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.27, 5.2 and
5.4 shall survive for a period of eighteen (18) months following the Closing Date; and (iii) Sections 4.9, 4.16, 4.19, 5.5 and 5.6 shall survive for a period of two (2) years following the Closing Date.

                          ARTICLE VII - INDEMNIFICATION

     7.1 Indemnification by Seller. Seller hereby indemnifies and agrees to defend and hold harmless Purchaser, from and against all claims, damages, losses, liabilities, costs and expenses actually suffered or incurred by Purchaser (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") offset by (i) any insurance proceeds actually received (notwithstanding Purchaser's responsibility to use all reasonable efforts to pursue insurance recovery) or any other proceeds received from a third-party by the Indemnified Party

(defined below) as a result of such Losses, and (ii) any reduction in tax liability and refunds realized against taxes due for the then-current year by the Indemnified Party as a result of any such Losses (but such reductions and refunds may be offset by any tax detriment resulting from the indemnification provided hereunder) as a result of each and all of the following:

         (a) any misrepresentation or breach of any representation or warranty by Seller in this Agreement;

         (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement (including any disclosure Exhibits or the Deferred Disclosure Exhibit), the Escrow Agreement, the Bill of Sale, the Supply Agreement, the Reseller Agreement, or the Transition Services Agreement;

         (c) any misrepresentation contained in any statement, certificate or schedule furnished by Seller pursuant to this Agreement (including any disclosure Exhibits or the Deferred Disclosure Exhibit), the Escrow Agreement, the Bill of Sale, the Supply Agreement, the Reseller Agreement or the Transition Services Agreement;

         (d) all liabilities of Seller and/or the Business not expressly assumed by Purchaser, including without limitation the Retained Liabilities;

         (e) all liabilities for the conduct of Seller's business or other actions of Seller after the Closing Date;

         (f) non-compliance by the parties with Article 6 - Bulk Transfers of the Uniform Commercial Code; and

         (g) any Backlog Indemnification (defined in Section 7.7) as contemplated by Section 7.7 hereof.

     7.2 Indemnification by Purchaser. Purchaser hereby indemnifies and agrees to defend and hold harmless Seller from and against all Losses actually suffered or incurred by Seller offset by (i) any insurance proceeds actually received or any other proceeds received from a third-party by the Indemnified Party (defined below) as a result of such Losses, and (ii) any reduction in tax liability and refunds realized against taxes due for the then-current year by the Indemnified Party as a result of any such Losses (but such reductions and refunds may be offset by any tax detriment resulting from the indemnification provided hereunder), as a result of each and all of the following:

         (a) any misrepresentation or breach of any representation or warranty made by Purchaser in this Agreement;

         (b) any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement (including any disclosure Exhibits or the Deferred Disclosure Exhibit), the Escrow Agreement, the Warrant, the Assumption Agreement, the Supply Agreement, the Reseller Agreement or the Transition Services Agreement;

         (c) any misrepresentation contained in any statement, certificate or schedule furnished by Purchaser pursuant to this Agreement (including any disclosure Exhibits or the Deferred Disclosure Exhibit), the Escrow Agreement, the Warrant, the Assumption Agreement, the Supply Agreement, the Reseller Agreement or the Transition Services Agreement;

         (d) the Assumed Liabilities; and

         (e) liabilities of Purchaser for the conduct of its business or other actions after Closing or for Purchaser's hiring, interviewing or employment practices, policies or decisions regarding any employee of the Business whether before or after the Closing Date;

     7.3 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Article 7, Seller or the Purchaser, as the case may be, seeking indemnification (the "Indemnified Party"), shall notify in writing the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim (an "Indemnification Claim Notice"). In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the Indemnification Claim Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in
Section 7.4 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving reasonable and timely notice to the Indemnifying Party, as provided in Section 7.4. In connection with any claim for indemnification hereunder, in order to be effective, such Indemnification Claim Notice must be given (i) in the cases of claims arising under Sections 7.1(a) and 7.2(a), within the survival period for each of such representations and warranties as set forth in Section 6.1 hereof; (ii) in the case of claims arising under Sections 7.1(b), 7.1(c), 7.1(g), 7.2(b) and 7.2(c), within two (2) years after the Closing Date (or such later date which is (x) not more than sixty (60) days following expiration of the period for performance of the covenants or obligations specified on Exhibit 7.3 hereto or (y) not more than four (4) years after the Closing Date for any claims arising from covenants or obligations which are not set forth on Exhibit 7.3 hereto but as to which the period of performance exceeds two (2) years; and (iii) in the case of claims arising under Section 7.1(d), 7.1(e), 7.1(f), 7.2(d) and 7.2(e), within the applicable statue of limitations for such claims.

     7.4 Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding, the Indemnifying Party, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding and shall thereby assume the costs for any Losses actually suffered or incurred by the Indemnified Party in regard thereto. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel of its choice to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If the Indemnified Party shall withhold its consent to an economic settlement tendered to it by the Indemnifying Party (the expense of which would be borne solely by the Indemnifying Party), then the amount of any indemnification liability of the Indemnifying Party specific to the claim which was the subject of the proffered and reported settlement shall not exceed the amount of such proffered and reported settlement, plus costs and expenses applicable to consummating such settlement. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within fifteen (15) days after the date of the Indemnification Claim Notice:

         (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate and all costs of investigation and/or litigation incurred by the Indemnified Party shall be included in the calculation of the Indemnified Party's Losses; and

         (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

     7.5 Payment of Indemnification Obligation. All indemnification by the Indemnifying Party hereunder shall be effected by payment in immediately available funds in the amount of the indemnification liability promptly upon the determination thereof.

     7.6 Limitations on Indemnification.

         (a) An Indemnified Party shall not assert any claim for indemnity pursuant to this Agreement unless and until the amount of Losses incurred or sustained by such party with respect to any individual matter exceeds $10,000 (the "Threshold Amount") and the aggregate amount of indemnification so asserted exceeds $50,000 (the "Basket Amount"), provided, however, that once the Basket Amount has been reached, the Indemnified Party may claim and shall be entitled to receive the amount of any and all individual Losses, regardless of whether such Losses are below or in excess of the Threshold Amount. The Indemnified Party shall be entitled to indemnity from the Indemnifying Party hereunder only with respect to any amounts in excess of the Basket Amount. Notwithstanding anything in this Agreement to the contrary, an Indemnifying Party's maximum aggregate indemnification obligations hereunder shall not exceed $4,000,000.

         (b) An Indemnified Party shall take all reasonable steps to mitigate the Losses involved upon and after becoming aware of such matter, including using all reasonable efforts in connection with obtaining recovery on insured claims.

         (c) Except with respect to (i) claims to compel compliance with the undertakings and agreements set forth in Sections 1.1(c) and 1.6 hereof, and
(ii) those Sections set forth on Exhibit 7.6(c) hereto, the indemnification provisions of Sections 7.1 through 7.6 hereof shall be the sole and exclusive post-Closing remedy available, under contract, tort or any other legal theory, to the Indemnified Party for any breach of any representation, warranty, covenant or agreement by the Indemnifying Party contained in this Agreement (including any disclosure Exhibits or the Deferred Disclosure Exhibit), the Supply Agreement, the Transition Services Agreement, the Reseller Agreement, the Bill of Sale or the Assumption Agreement or any misrepresentation by the Indemnifying Party contained in any of the foregoing agreements or documents.

     7.7 Backlog Indemnification. The Purchase Price was determined in reliance upon, and based upon, among other things, an assumption that the specific orders comprising Backlog as of the Closing Date would be converted into Net Sales within 12 months after the Closing Date. To the extent that all or a portion of such Backlog is not converted into Net Sales within such period (hereinafter referred to as a "Shipment Shortfall"), Seller shall pay to Purchaser an amount computed by multiplying the Shipment Shortfall by 28.3% (the "Backlog Indemnification"); provided, however, that notwithstanding anything herein to the contrary, Purchaser shall only be entitled to receive Backlog Indemnification to the extent that such amount exceeds $283,000. If Purchaser substitutes any of its products ("BT Products") for any Products when filling the purchase orders comprising Backlog as of the Closing Date, such BT Products shall count toward Backlog which has been converted into Net Sales for purposes of this provision. The procedures for making an indemnification claim and payment thereof shall be as specified in Sections 7.3, 7.4 and 7.5 above; however, the limitations set forth in Section 7.6 shall not apply to the Backlog Indemnification. The Backlog Indemnification shall be the sole and exclusive remedy available to Purchaser for recovery of Shipment Shortfall Losses.

                   ARTICLE VIII - INSPECTION PERIOD; COVENANTS

     8.1 Purchaser's Inspection. From the date hereof until the Closing Date (the "Inspection Period"), Seller agrees to permit Purchaser and Purchaser's counsel, accountants, lenders and other representatives access to the properties, documents, business records, employee records (including without limitation information on the name, compensation and job description of each managerial level employee, the five senior engineering employees, and the five senior line/assembly level employees of the Business), Contracts and assets of the Business and to key employees of the Business at any time or from time to time during regular business hours as Purchaser shall determine for the purpose of performing confirmatory due diligence of the representations and warranties of Seller in this Agreement, any Exhibits hereto, the Deferred Disclosure Exhibit or any underlying documents, agreements and information relating thereto ("Additional Documentation"). Seller will promptly make available for Purchaser's inspection and copying true and correct copies of such documentation together with Seller's financial statements, internal financial records, and all documents and materials underlying or relating to all items and other materials required pursuant to this Agreement. Seller also agrees to cooperate and respond promptly to all of Purchaser's questions regarding the management and operation of the Business and the employees of the Business. Any information provided to or obtained by Purchaser or its representatives pursuant to this Agreement shall be held by Purchaser and its representatives in confidence as confidential information in accordance with the terms of that certain non-disclosure agreement between Seller and Purchaser dated November 17, 1997. Notwithstanding any due diligence which may be performed by Purchaser hereunder, Seller acknowledges and agrees that such due diligence shall not in any manner impair or abrogate the representations and warranties of Seller made to Purchaser herein or otherwise, or the indemnifications set forth herein.

     8.2 Walk-Away Right. Purchaser shall have the right to terminate this Agreement at any time prior to the Closing immediately upon notice to Seller if Purchaser discovers as a result of the above inspection or otherwise that any one of the following material misrepresentations has occurred:

         (a) if there is a shortfall of $200,000 or more between the actual Bookings for the two (2) fiscal quarters of the Business, ending September 26, and December 26, 1997, compared against the Bookings for the same period represented by Seller on Exhibit 4.24(a) hereof;

         (b) if there is a shortfall of $200,000 or more between the actual Backlog at December 26, 1997, compared against the Backlog at December 26, 1997 represented by Seller on Exhibit 4.21 hereof;

         (c) if there is a shortfall of $200,000 or more between the actual Net Sales for the two (2) fiscal quarters of the Business, ending September 26, and December 26, 1997, compared against the Net Sales for the same period represented by Seller on Exhibit 4.24(b) hereof; or

         (d) if there is a shortfall of $150,000 or more between the actual aggregate Gross Profit for the two (2) fiscal quarters of the Business, ending September 26, and December 26, 1997, after adjustments for certain one-time nonrecurring expenditures identified on Exhibit 2.6(b) hereto, compared against the Gross Profit for the same period represented by Seller on Exhibit 4.24(c) hereof.

Upon such termination, Purchaser shall be entitled to an immediate return of the Deposit, including all interest earned thereon and shall have no further liability or obligation hereunder or otherwise to Seller.

     8.3 No Solicitation. Seller shall not, and shall direct each of its affiliates, officers, employees, representatives or agents not to, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or provide any non-public information to, any corporation, partnership, person or other entity or group concerning any merger, sales of substantial assets, sales of share of capital stock or similar transactions involving the Business or any subsidiary or enter into any agreement with respect thereto. Seller will promptly communicate to Purchaser the terms of any proposal which it may receive in respect of all such transactions prohibited by the foregoing.

     8.4 Taxes. Seller shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Assets hereunder, and Seller shall, at its own expense, file all necessary Tax return and other documentation with respect to all such Taxes. The party liable by law shall be responsible for funding such tax payment. Purchaser shall provide Seller with such resale certificates and other documentation as reasonably necessary in connection herewith.

     8.5 Relationships with Suppliers. Seller shall use all reasonable commercial efforts to assist Purchaser in obtaining the raw materials and other components identified on Exhibit 8.5(a) for a period of five years and on
Exhibit 8.5(b) for a period of one year after expiration of the Supply Agreement on terms no less favorable than the terms upon which such items are purchased by Seller.

     8.6 Discussions with Customers and Suppliers. Purchaser acknowledges the importance during the Inspection Period of coordinating communications among Purchaser, Seller and the customers and suppliers of the Business.

     (a) Accordingly, Purchaser shall not initiate any contact with customers or suppliers of the Business (which are not existing customers or suppliers of Purchaser) without the prior consent and participation of David Alsobrook of Seller. With respect to unsolicited customer or supplier inquiries only, Purchaser may respond using only the questions and answers developed pursuant to paragraph (c) hereof. All other contact, discussions or inquiries are hereby prohibited unless previously approved by Mr. Alsobrook or such other person recommended by Seller.

     (b) [Intentionally Left Blank]

     (c) Robert Palle of Purchaser and David Alsobrook of Seller shall develop a set of critical questions likely to be asked by customers and suppliers and mutually agreed upon answers thereto, as may be modified from time to time by Messrs. Palle and Alsobrook ("Q & A"). If questions from customers and suppliers fall within the scope of the Q & A, Purchaser is free to communicate directly and immediately with the inquiring customer or supplier according to the parameters and responses on the Q & A. If the question is outside of the parameters of the Q & A, Purchaser shall defer comment until a coordinated response has been agreed upon by Messrs. Palle and Alsobrook or their designees.

                      ARTICLE IX - CONDITIONS PRECEDENT TO
                   PURCHASER'S OBLIGATIONS ON THE CLOSING DATE

     Each and every obligation of Purchaser to be performed on or after the Closing Date shall be subject to the satisfaction, prior to or concurrently with the performance of such obligation, of the following conditions precedent:

     9.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement taken as a whole shall be true and correct in all material respects on, as of, and with respect to, the Closing Date with the same force and effect as though they had been made or given on, as of, and with respect to the Closing Date (except for representation and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date or time) and no breach of any of Seller's representations and warranties herein shall be having or be reasonably expected to have a Material Adverse Effect.

     9.2 No Changes. From the date hereof through the Closing Date, the Business shall have been conducted in accordance with the requirements of Article XI hereof, Seller shall not subsequent to the date hereof have suffered any loss or damage to the Assets or the Business which would have a Material Adverse Effect and none of the events described in Section 4.12 hereof shall have occurred nor shall Seller have entered into any agreement or commitment to do or take any of the actions referred to in Section 4.12.

     9.3 Closing Certificate. Purchaser shall not have discovered any material misrepresentation or inaccuracy in any of the representations and warranties made herein as of the date given hereunder and as of the Closing Date as provided in Section 9.1 hereof. Seller shall have performed and complied in all material respects with all its agreements, undertakings and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date, and Purchaser shall have been furnished with a certificate of Seller dated the Closing Date, certifying to that effect.

     9.4 Consents. Seller shall have obtained all necessary consents to the transactions contemplated by this Agreement pursuant to (i) law, regulation, rule or ordinance of any federal, state or local governmental or quasi-governmental authority or agency or (ii) the terms of any agreement, contract, document or other instrument to which Seller is a party or by which it is bound, and all waiting periods applicable under the HSR Act, if any, shall have expired or been terminated without adverse comment.

     9.5 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereunder or imposes conditions on such consummation not otherwise provided for herein.

     9.6 Absence of Litigation. (i) No claim, action, suit, arbitration, investigation, inquiry or other proceeding by any United States federal or state governmental, regulatory or administrative agency or authority or any other Person shall be pending or threatened on the Closing Date, and (ii) prior to the Closing Date, no party to this Agreement shall have been advised by any United States federal or state governmental, regulatory or administrative agency or authority (which advisory has not been officially withdrawn by such agency or authority on or prior to the Closing Date) that such agency or authority is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation, which, in the case of (i) or (ii) above, seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or to impose limitations on the ability of Purchaser to continue the Business as presently conducted with the Assets or to require the divestiture by Purchaser of any of the Assets.

     9.7 [Intentionally Left Blank]

     9.8 Supply Agreement. Seller shall have executed and delivered a supply agreement in the form and substance attached hereto as Exhibit 9.8 (the "Supply Agreement").

     9.9 Settlement Agreement. Seller shall have executed and delivered a settlement agreement for the Pending Action in form and substance attached hereto as Exhibit 9.9 (the "Settlement Agreement").

     9.10 Transition Services Agreement. Seller shall have executed and delivered a certain transition services agreement in the form and substance attached hereto as Exhibit 9.10 (the "Transition Services Agreement").

     9.11 Other Conditions. If any of the conditions precedent to Purchaser's obligations hereunder shall not be satisfied as of the Closing Date, Purchaser may, in addition to its other rights and remedies, (i) terminate this Agreement, or (ii) waive such default and proceed with performance of this Agreement. Except as otherwise provided herein, any such termination or waiver shall be without prejudice to Purchaser's other rights and remedies arising from the default, including without limitation Purchaser's indemnification rights hereunder.

                  ARTICLE X - CONDITIONS PRECEDENT TO SELLER'S
                         OBLIGATIONS ON THE CLOSING DATE

     Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the performance of such obligation, of the following conditions precedent:

     10.1 Closing Certificate. The representations and warranties made by Purchaser in this Agreement taken as a whole shall each be true and correct in all material respects on, as of, and with respect to the Closing Date with the same force and effect as though they had been made or given on, as of, and with respect to the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date and time) and Purchaser shall have performed and complied in all material respect with all of its agreements, undertakings and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date, and Seller shall have been furnished with a certificate of the appropriate officers of Purchaser, dated the Closing Date, certifying to that effect.

     10.2 Compliance with Obligations. Purchaser shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, as the case may be, including, without limitation, delivery of documents and funds contemplated by Section 3.2(b) hereof.

     10.3 Consents. Purchaser shall have obtained all necessary consents to the transactions contemplated by this Agreement pursuant to (i) law, regulation, rule or ordinance of any federal, state or local governmental or quasi-governmental authority or agency or (ii) the terms of any agreement, contract, document or other instrument to which Purchaser is a party or by which it is bound, and all waiting periods applicable under the HSR Act, if any, shall have expired or been terminated without adverse comment.

     10.4 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereunder or imposes conditions on such consummation not otherwise provided for herein.

     10.5 Absence of Litigation. (i) No claim, action, suit, arbitration, investigation, inquiry or other proceeding by any United States federal or state governmental, regulatory or administrative agency or authority or any other Person shall be pending or threatened on the Closing Date, and (ii) prior to the Closing Date, no party to this Agreement shall have been advised by any United States federal or state governmental, regulatory or administrative agency or authority (which advisory has not been officially withdrawn by such agency or authority on or prior to the Closing Date) that such agency or authority is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation, which, in the case of (i) or (ii) above, seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or to impose limitations on the ability of Purchaser to continue the Business as presently conducted with the Assets or to require the divestiture by Purchaser of any of the Assets.

     10.6 Board Approval. Seller shall have obtained approval of the transactions contemplated hereby from its Board of Directors or any authorized subcommittees thereof.

                ARTICLE XI - ACTIONS AND CONDUCT PRIOR TO CLOSING

     11.1 HSR Act Compliance. Seller and Purchaser shall each file or cause to be filed with the Federal Trade Commission and the United State Department of Justice within five (5) business days of the date of this Agreement, the notifications, if any, required to be filed by its respective "ultimate parents" under the HSR Act with respect to the transactions contemplated herein. Each of the parties will use its best efforts to, or to cause its affiliates to, make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date, and to resist vigorously any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby; provided, however, that if Seller or Purchaser or the respective "ultimate parent" of either of them shall determine in good faith that continuing such resistance is contrary to its best interest, Seller or Purchaser may, by written notice to the other party, terminate this Agreement.

     11.2 Conduct of Business.

         (a) Except as otherwise disclosed on Exhibit 11.2, which Exhibit shall be updated through the Closing Date, from December 26, 1997 through the date hereof Seller has done the following related to the Business:

             (i) operated the Business in the normal course and has not taken any action or permitted any event to occur, and no such events have occurred which have had or would have a Material Adverse Effect;

             (ii) used all reasonable efforts to preserve the business relationship with each of its suppliers, customers and others and to keep available the services of its employees;

             (iii) replaced and replenished its inventories, supplies, raw materials and other stock items, consistent with existing business practice and with a view to maintaining the operations of the Business as a going concern and causing no interruption of such operations;

             (iv) not entered into any new commitments, modified any material existing contract rights or made any other material changes in the Business except as deemed reasonably necessary in the ordinary course of business;

             (v) not disposed of any assets or created any liens of the Business except in the ordinary course of business;

             (vi) not changed the accounting methods or practices of Seller;

             (vii) continuously maintained insurance coverage fully covering the Assets and the Business through the date hereof; and

             (viii) performed normal maintenance and repairs to the assets and properties of the Business.

         (b) From the date hereof through the Closing Date Seller shall perform the following related to the Business:

             (i) pay, satisfy and discharge the liabilities of Seller in a manner consistent with past practice;

             (ii) operate the Business in the normal course and shall not take any action or permit any event to occur, nor shall any event have occurred which would have a Material Adverse Effect;

             (iii) use all reasonable efforts to preserve the business relationship with each of its suppliers, customers and others and to keep available the services of its employees;

             (iv) continue to replace and replenish its inventories, supplies, raw materials and other stock items, consistent with existing business practice and with a view to maintaining the operations of Seller as a going concern and, except for the least amount of interruption practicable caused by the transfer of the Business from the Tempe, Arizona facility to the Juarez, Mexico facility, causing no interruption of Seller's operations through the Closing Date;

             (v) not dispose of any assets or create any liens except in the ordinary course of business;

             (vi) not change the accounting methods or practices of Seller;

             (vii) continuously maintain insurance coverage fully covering the Assets and the Business through the Closing Date; and

             (viii) perform normal maintenance and repairs to the Assets.

     11.3 Employee Interviews. Seller hereby agrees to use all reasonable efforts to assist Purchaser in arranging, scheduling and conducting interviews with the current employees of the Business in order for Purchaser to evaluate and extend potential employment offers by Purchaser to such employees.

            ARTICLE XII - POST CLOSING COOPERATION, TECHNICAL SUPPORT

     12.1 Use of Seller's Name and Logo During Transition Period.

         (a) Trademark License. Exhibit 12.1 sets forth a list of Seller's trademarks and trade names used in the Business which are not being sold and transferred to Purchaser hereunder. For a term of six (6) months from the Closing Date or such longer period as may be reasonably necessary to allow for the full utilization of all inventory and supplies bearing Licensed Marks and to allow for the modification of all machine tools bearing such Licensed Marks in a manner which is not disruptive to the continued operation of the Business (the "Transition Period"), Seller grants to Purchaser the right to use Seller's trademarks shown in Exhibit 12.1 hereof (the "Licensed Marks") in conjunction with the products made or distributed by the Business, for (i) displaying the Licensed Marks on packaging transferred by Seller to Purchaser at the Closing,
(ii) displaying the Licensed Marks on finished goods in the inventory of the Business as of the Closing and on products constructed with parts in such inventory as of the Closing or parts produced by Purchaser after the Closing with tooling containing the Licensed Marks, and (iii) displaying the Licensed Marks on advertising materials (including brochures and catalogs) transferred to Purchaser by Seller at the Closing. Purchaser agrees not to sublicense its right to use the Licensed Marks, without the prior written consent of Seller. During the Transition Period, Purchaser shall have the right to reference, verbally and in the text of letters, the fact that Seller was the former owner of the Business.

         (b) Use of Other Marks. During the Transition Period, Purchaser may affix any mark owned or claimed by Purchaser to any product or services rendered by or through Purchaser, but Purchaser shall not combine any other mark with any Licensed Mark. This section however, shall not preclude Purchaser from using its own mark(s) in advertising, which includes advertising for the products and services rendered by or through it, provided that appropriate footnotes or other notations are displayed to indicate Seller's ownership of the Licensed Marks.

         (c) No Use of Marks in Purchaser's Name. Except as permitted in Section 12.1(a) above Purchaser shall not use any Licensed Marks or any mark or label confusingly similar to the Licensed Marks in Purchaser's firm name or in any trade name, trademark or service mark of Purchaser; and (ii) Purchaser shall not use, in its stationery, letterhead, advertising, or otherwise, any Licensed Marks in such a way as may cause any confusion between Purchaser and Seller in respect to third parties.

         (d) Ownership of the Licensed Marks. Purchaser acknowledges the validity of Seller's right, title and interest in and to the use of the Licensed Marks. Apart from its license rights under this Article XII Purchaser shall not be deemed to acquire any right, title or interest in or any right to use any Licensed Marks during or after the Transition Period. In connection with the use of the Licensed Marks, Purchaser shall not in any manner represent that it has any ownership in the Licensed Marks or registrations thereof, and Purchaser acknowledges that use of the Licensed Marks shall inure to the benefit of Seller. Purchaser will not at any time adopt or use without Seller's prior written consent, any word or mark which is likely to be similar to or confused with the Licensed Mark.

     12.2 Customer Notification; Assistance. During the Transition Period, Seller and Purchaser shall also cooperate in the notification to all of Seller's existing Interdiction accounts and prospects that Purchaser has acquired the business and Seller shall assist Purchaser in the transfer of existing Interdiction accounts and prospects from Seller to Purchaser. Seller hereby agrees to assist Purchaser in arranging meetings with suppliers, customers and sales distributors and otherwise to use all reasonable efforts to assist Purchaser in obtaining reasonable assurances that such business relationships between the Business and its suppliers, customers and sales distributors will continue intact, including without limitation, joint customer visits, jointly defined written notification and expression of Seller's confidence in and recommendation of Purchaser for the continued operation of the Business. For a period of one (1) year after the Closing Date, Seller will promptly refer all requests for quotations and leads relating to the Business and the Products to Purchaser.

     12.3 Other Transition Support.

         (a) Training. For a period of six (6) months following the Closing Date (the "Training Period"), Seller agrees to make qualified technical personnel available to Purchaser, at Purchaser's election, at Seller's Atlanta, Georgia, Tempe, Arizona or Juarez, Mexico facilities or at Purchaser's Old Bridge, New Jersey facility, or at another mutually acceptable location, as Purchaser shall reasonably require, for up to the aggregate amount of one thousand (1,000) hours during the Training Period. The purpose of the Training Period will be to train employees of the Purchaser in all technical aspects of the Products as well as to assist in the implementation and transfer to Old Bridge of the manufacturing lines for the Products, including all aspects of the manufacturing processes and the use of the know-how and other technology acquired from Seller to manufacture the Products and the implementation and integration of all related computer hardware and software. Purchaser shall be responsible for all costs and expenses associated with the use of its facility and for its employees in connection with such training. If Purchaser's requests for training exceed the levels agreed to above, Seller will so inform Purchaser, and Seller then reserves the right to charge Purchaser for additional training at Seller's rate of $100 per person-hour. Additionally, Purchaser shall reimburse Seller for reasonable costs for travel, board and lodging incurred by Seller's technical personnel in connection with training other than at Seller's facility. In furtherance of and in addition to the training contemplated by this Section, throughout the term of the Supply Agreement, Purchaser shall be permitted to have up to six (6) of its employees at any one time present at each of Seller's facilities where the Business is conducted to observe the manufacturing, testing and quality control procedures used by Seller in connection with the Products.

         (b) Technical Assistance. During the six (6) month period commencing at the conclusion of the Training Period, Purchaser may request and Seller shall provide, at no cost to Purchaser other than reimbursement for reasonable costs for travel, board and lodging, up to forty (40) hours per month of technical assistance from Seller relating to manufacture of the Products and the Addressable Transmitters or operation of the Business, including without limitation, the operation of the Business at Purchaser's facility. All technical assistance shall be rendered at times and locations mutually agreeable to Purchaser and Seller. Whenever practical, Seller shall provide technical assistance by telephone or at Seller's facility. If Seller's personnel must travel to Purchaser's Old Bridge, New Jersey facility or other locations to provide technical assistance, Purchaser understands and acknowledges that such technical assistance provided by Seller is subject to the availability of Seller's employees to travel to and perform the technical assistance. If Purchaser's requests for technical assistance exceed the levels agreed to above, Seller will so inform Purchaser, and Seller then reserves the right to charge Purchaser for additional technical assistance at Seller's rate of $100 per person-hour. In any event, Purchaser will reimburse Seller upon invoice, supported by receipts and other appropriate documentary evidence, for the reasonable costs of travel, board and lodging incurred by Seller's technical personnel in connection with technical assistance other than at Seller's facility.

         (c) Customers. From and after the Closing, Purchaser shall use all reasonable efforts to service the Interdiction accounts and prospects transferred from Seller to Purchaser to each such customer's reasonable satisfaction, consistent with industry standards.

     12.4 Financial Statements. If Purchaser determines that it is required to file a Form 8-K with the SEC pursuant to Item 2 of such Form 8-K (the "Form 8-K") as a result of the consummation of the transactions contemplated in this Agreement (which determination shall be made as soon as practicable after Purchaser receives the information reasonably requested by it from Seller in order to make such determination), Seller agrees to deliver to Purchaser such consolidated financial statements for the Business, audited by Seller's independent public accountants in accordance with generally accepted auditing standards and prepared in accordance with GAAP, as required pursuant to Item 7 of the Form 8-K, within thirty (30) days after the Closing Date to allow sufficient time for Purchaser to timely file the Form 8-K with the SEC.

     12.5 Dismissal of Pending Action. Upon consummation of the Closing, the parties shall cause the Pending Action to be dismissed with prejudice.

      ARTICLE XIII - PROPRIETARY RIGHTS, NON-DISCLOSURE AND NON-COMPETITION

     13.1 Non-Disclosure. Seller agrees that at all times prior to and for ten
(10) years following the Closing Date, it shall keep confidential and shall not, except with the express prior written consent of Purchaser, directly or indirectly, voluntarily or involuntarily communicate, disclose or divulge to any Person or use for the benefit of any Person, other than Purchaser or other than Seller to the extent used in Seller's business in the ordinary course of business, any and all knowledge or information concerning the conduct and details of the Business including, but not limited to, trade secrets, technology, know-how, methods, contracts, costs, policies, sales methods, financial condition, operations, statistics, and suppliers. In addition, Purchaser agrees that it shall keep confidential and shall not, except with the express prior written consent of Seller, directly or indirectly, voluntarily or involuntarily communicate, disclose or divulge to any Person or use for the benefit of any Person other than Purchaser (i) at all times prior to the Closing Date (other than to use as is necessary to evaluate the transactions contemplated hereby), any and all knowledge or information concerning the conduct and details of the Business including, but not limited to, trade secrets, technology, know-how, methods, contracts, costs, policies, sales methods, financial condition, operations, statistics, and suppliers or any confidential information disclosed in any of the disclosure Exhibits attached hereto, the Deferred Disclosure Exhibit or any Additional Documentation or (ii) at all times prior to and for ten (10) years following the Closing Date, any confidential information of Seller not purchased or licensed to Purchaser hereunder or in connection with the transactions contemplated by this Agreement. The provisions of this Section shall not apply to any confidential information of Seller or Purchaser which:

         (a) becomes generally know to the public, either before or after the date of its disclosure to the receiving party, through no fault or omission on the part of the receiving party;

         (b) is lawfully disclosed to the receiving party, either before or after the date of its disclosure to the receiving party, by an independent third party rightfully in possession of such confidential information;

         (c) is lawfully in the possession of the receiving party at the time of its disclosure, as evidence by the prior written records of such receiving party;

         (d) is required to be disclosed by the receiving party to comply (after all reasonable efforts to protect the confidentiality thereof) with applicable securities or other laws; or

         (e) is the subject of a valid patent or copy right registration.

     13.2 Non-Competition. For a period of five (5) years from the Closing Date, Seller will not, directly or indirectly, in any capacity, whether as employer, owner, investor, lender, partner, agent, director, officer, shareholder, or in other capacity, for their own benefit or for the benefit of any Person other than Purchaser:

         (a) establish or engage in any business which designs, develops, manufactures or sells Interdiction products;

         (b) request or advise any customers whose business then comprises a part of the Backlog to withdraw, curtail or cancel their business with Purchaser or to otherwise tortiously interfere with Purchaser's operation of the Business after the Closing; provided, however, that Seller is not prevented hereby from offering non-Interdiction products which may compete with Interdiction products; or

         (c) solicit, divert or induce or attempt to solicit, divert or induce any employee of Purchaser (or its affiliates) to terminate their employment with Purchaser or to work for Seller or any Person with whom Seller is connected.

     13.3 Remedies. Any breach by Seller or Purchaser of the covenants and agreements contained in this Article XIII will result in irreparable injury to the other party hereto for which money damages could not adequately compensate the aggrieved party, and in the event of any such breach, the aggrieved party shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court of equity enjoining and restraining the breaching party involved therein from continuing such breach. The existence of any claim or cause of action which the aggrieved party may have against the breaching party or any other Person shall not constitute a defense or bar to the enforcement of such covenants contained in this Article XIII.

     13.4 Severability. If any portion of the covenants or agreements contained herein, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

                           ARTICLE XIV - RISK OF LOSS

     14.1 Risk of Loss. All risk of loss to the Assets or Business from the date hereof through the Closing Date as a result of fire, storm, casualty, other acts of God, or theft of a substantial amount of property shall remain with Seller. Purchaser shall have the option to cancel this Agreement without further obligation in the event of any material loss, destruction or damage to the Assets or Business prior to the Closing Date, whether or not such loss is covered by insurance.

                        ARTICLE XV - BROKERS AND FINDERS

     15.1 Finder's Fees. No agent, broker, consultant or other person or firm acting on behalf of Seller will be entitled to any commission or broker's, finder's, investment banker's or similar fee or commission from any of the parties hereto in connection with the transactions contemplated herein. Each party agrees to indemnify and hold the other harmless from and against any claim for a broker's or finder's fee relative to this Agreement arising by, through or under such party.

                             ARTICLE XVI - EXPENSES

     16.1 Expenses. Seller and Purchaser will each pay all costs and expenses of their performance of and compliance with all agreements and conditions contained in this Agreement on their part to be performed or complied with including without limitation, Seller's expenses otherwise included in any of the Assumed Liabilities.

                        ARTICLE XVII - BULK TRANSFER LAWS

     17.1 Bulk Transfer Laws. The parties hereto agree to waive compliance with the applicable requirements of the Uniform Commercial Code-Bulk Transfers laws ("Bulk Transfer Laws"). Seller agrees to and does hereby defend, indemnify and hold Purchaser harmless from and against any claims, loss, liability or expense threatened against or incurred by Purchaser, including without limitation, reasonable attorney's fees and out-of-pocket costs by reason of or arising out of or in connection with the non-compliance with the Bulk Transfer Laws.

                       ARTICLE XVIII - FURTHER ASSURANCES

     18.1 Further Assurances. From the date hereof through the Closing Date and thereafter Seller and Purchaser will execute and deliver to one another such further instruments of transfer and conveyance and take such action and deliver such other documents, certifications and further assurances as may reasonably be required to carry out more effectively the sale and transfer of the Assets and to better enable Purchaser to complete, perform and discharge the Assumed Liabilities. In addition, following Closing, each of Seller and Purchaser will continue to provide Purchaser or Seller, as the case may be, and the respective authorized accountants, attorneys and appraisers of each of them with access to the financial records (including accountant's work papers), and the tax returns of Seller or Purchaser, as the case may be, to the extent reasonably necessary, during regular business hours.

                             ARTICLE XIX - PUBLICITY

     19.1 Publicity. Within two (2) days after the execution of this Agreement, each of the parties hereto shall cause a press release mutually acceptable to the other party to be published in order to announce the transactions hereunder. Neither Purchaser nor Seller shall cause or permit, nor shall their respective agents, employees or representatives cause or permit any other press release or other announcement concerning the transactions contemplated by this Agreement or disclose the existence or contents hereof, without the prior written consent of the other party, except as may be required by law.

                              ARTICLE XX - NOTICES

     20.1 Notices. All notices, requests and other communications hereunder ("Notices") shall be in writing and shall be deemed to have been duly given on the date delivered by hand, or on the second day after mailed, certified or registered mail, return receipt requested, with postage prepaid, or upon electronic confirmation of receipt after delivery by telecopy or telefax,


                  A.  if to Seller:

                           Scientific-Atlanta, Inc.
                           P.O. Box 6850
                           4386 Park Drive
                           Norcross, Georgia  30091-6850
                           Attn: Stephen K. Necessary
                                    Telephone:  770-903-3914
                                    Telecopier: 770-903-6280

                  With a copy to:

                           Scientific-Atlanta, Inc.
                           One Technology Parkway, South
                           Norcross, Georgia  30092
                           Attn: General Counsel
                                    Telephone:  770-903-4623
                                    Telecopier: 770-903-4751

                  B.  if to Purchaser to:

                           Blonder Tongue Laboratories, Inc.
                           One Jake Brown Road
                           Old Bridge, New Jersey  08857
                           Attn: James A. Luksch, President
                                    Telephone:  732-679-4000
                                    Telecopier: 732-679-3259

                  With a copy to:

                           Stradley, Ronon, Stevens & Young, LLP
                           2600 One Commerce Square
                           Philadelphia, PA  19103
                           Attn: Gary P. Scharmett, Esquire
                                    Telephone:  215-564-8000
                                    Telecopier: 215-564-8120

     Such names and addresses may be changed by a party by written notice to the other parties listed above.

                            ARTICLE XXI - TERMINATION

     21.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

         (a) by the mutual written agreement of Seller and Purchaser;

         (b) by Purchaser pursuant to Section 8.2 hereof;

         (c) by Purchaser, if the conditions specified in Article IX have not been satisfied or waived by Purchaser as of the Closing Date;

         (d) by Seller, if the conditions specified in Article X have not been satisfied or waived by Seller as of the Closing Date;

         (e) by either Seller or Purchaser, if the condition specified in
Section 10.6 has not been satisfied or waived by Seller before or by the close of business on March 2, 1998;

         (f) by either Seller or Purchaser, if either of them determines in accordance with Section 11.1 hereof that resisting any assertion that the transactions contemplated hereby violate the anti-trust laws is contrary to its best interests; or

         (g) by either Seller or Purchaser, if the Closing has not occurred within twenty (20) business days after all waiting periods applicable under the HSR Act have expired or terminated, so long as the failure to consummate the transaction on or before such date did not result solely from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment on its part provided for herein prior to the Closing.

     21.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Sections 21.1(b) through (g), written notice thereof shall forthwith be given by the terminating party to the other party hereto. Upon any such notice or upon the mutual written agreement of the parties hereto, this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 13.1, 13.3, 16.1, 22.1, and 22.2 shall survive the termination of this Agreement. For all valid terminations other than termination by Seller pursuant to Sections 21.1(d) and 21.1(g), the Deposit and all interest earned thereon shall be promptly refunded to Purchaser. If this Agreement is validly terminated by Seller pursuant to Sections 21.1(d) or 21.1(g), Seller shall be entitled to retain the Deposit, including any interest earned thereon.

     21.3 Limitation on Damages for Wrongful Failure to Close. If either Seller or Purchaser wrongfully fails to consummate the transactions contemplated by this Agreement, the other party may recover damages therefor as determined by the agreement of the parties hereto or by the award of an arbitration panel in accordance with the procedures provided in Section 21.4 below. Notwithstanding the foregoing and anything herein to the contrary, the maximum liability hereunder of either party for wrongful failure to close (whether determined by arbitration, litigation or otherwise) shall not exceed $7,000,000. Such payments shall be the sole and exclusive remedy available to either party for wrongful failure to close. In furtherance of the foregoing, each of Seller and Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Purchaser or Seller, as the case may be, arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation (including without limitation any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to such failure to close, other than to enforce this
Section 21.3.

     21.4 Disputes. In the event that any disputes arise out of this Article XXI between the parties hereto, the parties shall attempt in good faith to resolve any such disputes promptly by negotiation between executives of the parties who have authority to settle the controversy. If the parties are unable to reach a satisfactory settlement within thirty (30) days after the commencement of such negotiations, then either party shall have the right to initiate legal proceedings with a court of competent jurisdiction.

                             ARTICLE XXII - GENERAL

     22.1 Governing Law. This Agreement shall be governed by the substantive laws of the State of Delaware without giving effect to the conflict of law principles thereof.

     22.2 Jurisdiction. The parties hereto hereby irrevocably consent to the exclusive jurisdiction and venue of the courts of the State of Delaware and of the United States District Court for the District of Delaware for the purpose of any judicial proceedings which may be instituted in relation to any matter arising under this Agreement and consent to service of process by United States Certified Mail to the address set forth in Section 20.1, above.

     22.3 No Waiver. No failure or delay on the part of any party to exercise any right, power or remedy shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or of any other right, power, or remedy.

     22.4 Entire Agreement. This Agreement, including the Exhibits hereto and the Deferred Disclosure Exhibit, sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior oral or written understandings relating hereto. This Agreement shall not be modified, supplemented or terminated orally and shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns including without limitation any successor to a party hereto by merger, consolidation or otherwise by operation of law. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by Seller or Purchaser, without the prior written consent of the other party hereto.

     22.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

     22.6 Definitions. "Person" shall mean a natural person, joint venture, corporation, partnership, trust, estate, sole proprietorship, governmental agency or authority or other juridical entity.

     22.7 Headings. The headings of the several articles and sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

     22.8 Severability. If any portion of this Agreement is construed to be invalid or unenforceable, the remaining portions hereof shall not be affected thereby and shall be enforceable without regard to the invalid or unenforceable portions.

     22.9 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.

     22.10 Mail Received after Closing. Following the Closing, Purchaser may receive and open all mail addressed to Seller and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Business.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first above written.


                                      SCIENTIFIC-ATLANTA, INC.


                                      By: /s/ H. Allen Ecker
                                          -------------------------------------
                                          H. Allen Ecker, Senior Vice President


                                      BLONDER TONGUE LABORATORIES, INC.


                                      By: /s/ James A. Luksch
                                          -------------------------------------
                                          James A. Luksch, President